OMB APPROVAL
OMB Number: 3235-0059
Expires: May 31, 2009
Estimated average burden hours per response 87.50

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:
     ☐ Fee paid previously with preliminary materials.
     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Thomas W. Gallagher Executive Vice President, General Counsel and Secretary
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, TO BE HELD MAY 18, 2011
To the Shareholders of Citizens Republic Bancorp, Inc.:
     Notice is hereby given that the annual meeting of shareholders of Citizens Republic Bancorp, Inc. (the “Corporation”) will be held at the Riverfront Banquet Center (located within the new Riverfront Residence Hall, which is located next door to our headquarters), 1 Riverfront Center West, Flint, Michigan 48502 on Wednesday, May 18, 2011, at 10:00 a.m., local time, for the following purposes:
     (1) To elect ten (10) directors to serve a one (1) year term, or until their successors are duly elected and qualified;
     (2) To approve a nonbinding proposal to approve the compensation of certain of our executive officers;
     (3) To approve an amendment to the articles of incorporation to implement at anytime prior to December 31, 2011, a reverse stock split at a ratio ranging from 1-for 2 to 1-for 10 and a decrease in the number of authorized shares of our common stock on a proportional basis in each case as determined by the board of directors, and empowering the board of directors to abandon the reverse stock split and amendment if the board of directors determines that doing so would be in the best interests of the Corporation and our shareholders (the “Reverse Stock Split Proposal”);
     (4) To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011; and
     (5) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS NOMINATED, FOR THE APPROVAL OF THE NONBINDING COMPENSATION PROPOSAL, FOR THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL AND FOR THE RATIFICATION OF OUR INDEPENDENT AUDITORS.
     Shareholders of record of our common stock outstanding at the close of business on March 21, 2011 are entitled to notice of and to vote at the meeting.
     You are invited to attend this meeting. Please date, sign and return your proxy promptly in the enclosed, stamped envelope whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.

By Order of the Board of Directors,
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Executive Vice President, General Counsel and Secretary

Flint, Michigan
April 4, 2011

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502
PROXY STATEMENT
Meeting Information
          We are delivering this proxy statement to our shareholders in connection with the solicitation of proxies by our board of directors for our annual meeting of shareholders to be held on May 18, 2011 and any adjournments of the meeting. This proxy statement, the proxy and the notice of annual meeting of shareholders are being provided to our shareholders on or about April 4, 2011. The meeting will be held at the Riverfront Banquet Center (located inside of the Riverfront Residence Hall, which is located next door to our headquarters), 1 Riverfront Center West, Flint, Michigan 48502. Directions to attend the meeting in person may be obtained by contacting Ms. Kristine Brenner, Director of Investor Relations, at 810-257-2506 or at www.citizensbanking.com/shareholdermeeting.
Voting Information
Record Date
          Shareholders as of the close of business on March 21, 2011 will be entitled to be present and to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be voted upon at the meeting. There are no other classes of our stock entitled to vote at the meeting. On March 21, 2011, there were 397,149,004 shares of our common stock outstanding and entitled to vote and 300,000 shares of our fixed rate cumulative perpetual preferred stock, Series A outstanding. Our outstanding preferred stock is not entitled to vote on the matters to be voted upon at the meeting.
How to Vote
          The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting.
          If you hold your shares of our stock under your own name (also known as “record ownership”), you can vote your shares in one of the following manners:
•	By proxy via the Internet at www.citizensbanking.com/shareholdermeeting or www.proxyvote.com and following the instructions;

•	By proxy via telephone at 1-800-690-6903 on a touch-tone phone and following the recorded instructions;

•	By proxy via mail by signing and returning the enclosed proxy card in the postage-paid envelope; and

•	By coming to the meeting and voting your shares in person.
          We also have posted our proxy statement, proxy card, directions to our shareholder meeting and 2010 annual report to shareholders at the www.citizensbanking.com address noted above.

          Any vote by proxy, Internet or telephone may be revoked by you at any time before the meeting by (1) giving written notice of such revocation to the corporate secretary, (2) by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or (3) if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the annual meeting. Shareholders who vote via the Internet or by telephone need not mail their proxy cards and doing so will revoke any prior vote or proxy.
          If a broker, bank or other nominee holds your shares (“street name” ownership), you will receive a voting instruction form directly from them. Follow the instructions on the form they provide to have your shares voted by proxy. If you wish to attend the meeting and vote in person, you must obtain a proxy, executed in your favor, from the broker, bank or nominee to do so.
          We will bear the cost of soliciting proxies, which will be solicited primarily by mail. We have retained Alliance Advisors, specialists in proxy solicitation, to solicit proxies from brokers, bank nominees, and other institutional holders of our common stock at an anticipated cost of $7,000 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.
Voting Requirements and Manner of Voting Proxies
•	The shareholders will elect directors. Each outstanding share is entitled to vote for each director position. A director will be elected if he or she receives the affirmative vote of a majority of the votes cast for that director. Votes cast includes votes cast to withhold authority to vote for a director and excludes abstentions and broker non-votes. An incumbent director who does not receive a majority of the votes cast for that director position is required to tender his or her resignation to the board of directors, and the resignation will be reviewed by our corporate governance and nominating committee, which will make a recommendation to the board of directors as to whether it should accept or reject the resignation. This process is more fully described in our Bylaws.

•	The shareholders will vote on a nonbinding proposal to approve the compensation of our executives. The nonbinding resolution to approve the compensation of certain of our executive officers will be approved if authorized by a majority of the votes cast by shareholders on the matter.

•	The shareholders will vote on approval of the Reverse Stock Split Proposal. The Reverse Stock Split Proposal will be approved if approved by a majority of the outstanding shares of our common stock entitled to vote at the meeting.

•	The shareholders will vote on the ratification of the appointment of our independent auditors. The appointment will be ratified if approved by a majority of the votes cast by shareholders on the matter.
          The shares represented by properly executed proxies received by Internet, telephone or by mail will be voted in the manner specified, and where there are no instructions given, will be voted in favor of the director nominees and in favor of the other matters specified in this proxy statement.

          Withheld votes, abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. Broker non-votes will have the effect of a vote against the reverse stock split proposal, but will not affect the vote on other matters listed in the proxy statement. “Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee. Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.
          The persons named in the proxy to represent shareholders who are present by proxy at the meeting are Lizabeth A. Ardisana and Stephen J. Lazaroff.
Meeting Attendance
          If you plan to attend the meeting and your shares of common stock are registered in your name, your admission ticket is either the top-half of your proxy card or your Notice Regarding the Availability of Proxy Materials. If you hold your shares in street name, you will need to bring with you a letter from your broker or nominee confirming your beneficial ownership of common stock as of the record date.
Important Notice Regarding Delivery of Annual Report and Proxy Statement
          To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials, our Annual Report for the fiscal year ended December 31, 2010, and the Notice Regarding the Availability of Proxy Materials to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.
          If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future annual meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at sendmaterial@proxyvote.com, or calling us at 1-800-579-1639.

SECURITY OWNERSHIP
Certain Beneficial Owners
          The table below includes all of our shareholders that we know to beneficially own more than five percent of our common stock as of December 31, 2010, unless otherwise indicated.

								Common Stock
								Beneficially Owned
								as a Percentage of
	Common Stock	Investment Power			Voting Power			Outstanding Common
Name and address of Beneficial Owner	Beneficially Owned	Sole	Shared	None	Sole	Shared	None	Stock
BlackRock, Inc. 40 East 52nd Street New York, NY 10022(1)	21,934,415	21,934,415	-0-	-0-	21,934,415	-0-	-0-	5.5%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210(2)	38,416,535	-0-	38,416,535	-0-	-0-	38,416,535	-0-	9.7%

Bay Pond Partners, L.P. Wellington Hedge Management, LLC c/o 280 Congress Street Boston, MA 02210(3)	26,413,441	-0-	26,413,441	-0-	-0-	26,413,441	-0-	6.7%

(1)	The information furnished for BlackRock, Inc. is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission on February 3, 2011.

(2)	The information furnished for Wellington Management Company, LLP is based upon information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2011. The 38,416,535 shares of common stock disclosed as beneficially owned by Wellington Management Company, LLP includes the 26,413,441 shares of common stock disclosed in the table as beneficially owned by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC due to Wellington Management Company, LLP’s role as investment advisor for Bay Pond Partners, L.P. and Wellington Hedge Management, LLC.

(3)	The information furnished for Bay Pond Partners, L.P. and Wellington Hedge Management, LLC is based upon information contained in Schedule 13G filed by them with the Securities and Exchange Commission on February 14, 2011. The 26,413,441 shares of common stock disclosed as beneficially owned by Bay Pond Partners, L.P. and Wellington Hedge Management, LLC are included in the 38,416,535 shares of common stock disclosed in the table as beneficially owned by Wellington Management Company, LLP.

Management
          The following table reflects the beneficial ownership of our common stock as of March 21, 2011 by:
•	Each director and nominee for election to our board of directors;

•	Each executive officer named in the “Executive Compensation — Summary Compensation Table,” whom we refer to as our Named Executive Officers; and

•	Our current directors and all executive officers as a group.
The information in the table has been obtained from these individuals and is reported in accordance with the applicable rules of the Securities and Exchange Commission, or Commission. Under these rules, a person is deemed to beneficially own stock if they have or share the power to vote or dispose of the stock or have the right to acquire the power to vote or dispose of the stock within the next 60 days. As a result, the amounts shown in the table do not necessarily reflect stock ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
	Common Stock	Sole Voting		as a Percentage of
	Beneficially	and Dispositive	Shared Voting and	Outstanding Common
Name	Owned(1)	Power	Dispositive Power	Stock
Lizabeth A. Ardisana	45,660	45,660	-0-	*
George J. Butvilas	244,829	244,829	-0-	*
Charles D. Christy	49,055	49,055	-0-	*
Robert S. Cubbin	107,390	107,390	-0-	*
Richard J. Dolinski	64,117	64,117	-0-	*
Thomas W. Gallagher	89,661	89,661	-0-	*
Gary J. Hurand	594,158	103,113	491,045	*
Dennis J. Ibold	193,353	193,353	-0-	*
Judith L. Klawinski	212,716	212,716	-0-	*
Benjamin W. Laird	47,790	47,790	-0-	*
Stephen J. Lazaroff	163,310	163,310	-0-	*
Lisa T. McNeely	340,631	340,631	-0-	*
Cathleen H. Nash	645,370	645,370	-0-	*
Mark W. Widawski	88,799	88,799	-0-	*
Kendall B. Williams	58,198	57,484	714	*
James L. Wolohan(2)	372,760	372,760	-0-	*
Steven E. Zack	106,643	106,643	-0-	*
All current directors and executive officers as a group (25 persons)	3,990,081	3,493,827	496,254	1%

*	Represents holdings of less than one percent.

(1)	The following table shows the number of shares included in the column that (1) may be acquired upon exercise of options which are exercisable or become exercisable on or before May 20, 2011, (2) are unvested restricted shares or are restricted stock units that vest on or before May 20, 2011, or (3) are pledged by the owner as security. Vesting provisions for the restricted shares are described in the “Executive Compensation — Outstanding Equity Awards at Year-End” table in this proxy statement.

		Restricted Shares
Name	Options	or RSUs	Pledged Shares
Lizabeth A. Ardisana	3,425	-0-	-0-
George J. Butvilas	-0-	-0-	198,196
Charles D. Christy	-0-	-0-	-0-
Robert S. Cubbin	-0-	-0-	-0-
Richard J. Dolinski	5,925	-0-	-0-
Thomas W. Gallagher	52,712	19,445	-0-
Gary J. Hurand	2,371	-0-	80,205
Dennis J. Ibold	2,371	-0-	-0-
Judith L. Klawinski	15,449	174,834	-0-
Benjamin W. Laird	5,925	-0-	-0-
Stephen J. Lazaroff	5,925	-0-	-0-
Lisa T. McNeely	38,281	297,800	-0-
Cathleen H. Nash	-0-	556,197	-0-
Mark W. Widawski	2,000	74,868	-0-
Kendall B. Williams	5,925	-0-	-0-
James L. Wolohan	5,925	-0-	-0-
Steven E. Zack	-0-	-0-	22,611
All current directors and executive officers as a group (25 persons)	267,250	1,438,650	301,012

The shares shown for Mr. Gallagher and Mr. Widawski do not include 104,476 and 122,950 restricted stock units, respectively, that have not yet vested and will not vest within the next 60 days.

(2)	The shares shown for Mr. Wolohan do not include 31,691 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a director, or 22,500 shares held in trusts for Mr. Wolohan’s nieces and nephews of which Mr. Wolohan is a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

PROPOSAL 1 — ELECTION OF DIRECTORS
          The terms of all directors expire at the 2011 annual meeting of shareholders. The following ten nominees have been nominated for reelection at the 2011 annual meeting of shareholders.

Lizabeth A. Ardisana	Benjamin W. Laird
George J. Butvilas	Stephen J. Lazaroff
Robert S. Cubbin	Cathleen H. Nash
Richard J. Dolinski	Kendall B. Williams
Gary J. Hurand	James L. Wolohan
          Mr. Ibold is not standing for reelection and Mr. Zack passed away in March 2011. In light of Mr. Zack’s death, Mr. Dolinski, who had previously indicated his desire not to be renominated to the board, has agreed to be nominated and, if reelected, to continue to serve as a director until a suitable replacement has been found. As a result, the number of directors on the board has been reduced to ten effective immediately preceding the annual meeting of shareholders. You may vote for no more than ten directors on your proxy card. The term for directors elected at the 2011 annual meeting will expire at the 2012 annual meeting of shareholders and upon the election and qualification of their successors. If any of the nominees should be unable to serve, the board of directors may choose to nominate a replacement candidate. If the board of directors chooses to nominate a replacement candidate, then the proxies may be voted for the election of such other person or persons as the board of directors may recommend.
          On the basis of information presently available to the board of directors, only the ten persons named above as nominees will be nominated for election as directors.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

          The name and age of each nominee and incumbent director, his or her five-year business experience, and the year each became a director, according to information furnished by such nominees, are set forth below. Each is a director of the Corporation and its Citizens Bank and Citizens Bank Wealth Management, N.A. subsidiaries.
          Lizabeth A. Ardisana, 59, has served on our board since 2004. Ms. Ardisana has been the Chief Executive Officer and owner of ASG Renaissance, a technical and communications firm since 1994. Ms. Ardisana has extensive management and marketing experience as the founder of her own business. With her demonstrated leadership skills, business expertise and entrepreneurial spirit, Ms. Ardisana provides valuable management and financial insight to the board.
          George J. Butvilas, 65, has served on our board since 2006. He has been the President and Chief Executive Officer of Quincy Hill Advisors, LLC, a financial services industry consulting firm, from 2007 to the present. He has served as Chairman of the Michigan Technological University Foundation since 1996. He also served as Vice Chairman of Republic Bancorp Inc. from 1999 to 2006. In his 35 years of service in the banking industry, Mr. Butvilas has served as Chief Executive Officer of D&N Financial Corporation, a publicly traded bank holding company, for 9 years, and as a chief operating officer, commercial banker, community banker and director. Mr. Butvilas brings strong financial and risk management expertise to the board and as Chairman of the risk management committee because of his extensive expertise in the banking and financial services industry, as well as institutional knowledge regarding the Republic portion of our business.
          Robert S. Cubbin, 53, has served on our board since 2008. Mr. Cubbin has been the President and Chief Executive Officer of Meadowbrook Insurance Group, Inc., a publicly traded company, since May 2002 and has been a director since 1995. From February 1999 to May 2002, Mr. Cubbin served as the President and Chief Operating Officer of Meadowbrook Insurance Group, Inc. Mr. Cubbin joined Meadowbrook Insurance Group, Inc. in 1987 as Vice President and General Counsel. Mr. Cubbin’s public company background and his extensive skills and experience pertaining to risk, capital, and financial management enable him to assist the board in assessing risk and developing capital planning strategies, which are particularly relevant in today’s financial services industry.
          Richard J. Dolinski, 70, has served on our board since 2001. Mr. Dolinski has been the President and Chief Executive Officer of Dolinski Associates, Inc., a management consulting firm since 1997, and has been President of The Legacy Center for Student Success, a non-profit organization focusing on non-school related learning impediments since 2004. Mr. Dolinski had over 30 years of experience as a Vice President of the Dow Chemical Company with experience in human resources development and systems integration, product development, and research. Mr. Dolinski’s human resource experience allows him to provide insight to the board with regard to leadership development, talent management and corporate culture.
          Gary J. Hurand, 64, has served on our board since 2006. Mr. Hurand has been the President of Dawn Donut Systems, Inc., a property development management company since 1988. Mr. Hurand, a successful business owner in the Michigan commercial real estate market, brings an entrepreneurial vision and valuable business and leadership skills to the board. Mr. Hurand also has public company board experience as a trustee of BRT Realty Trust for 20 years and as a director at Republic Bancorp Inc. for 16 years. With this background, Mr. Hurand provides the board with valuable insights regarding the current economic environment in Michigan.

          Benjamin W. Laird, 61, has served on our board since 2001. Mr. Laird has been Of Counsel to the law firm of Godfrey & Kahn, S.C. since January 2008. He had been an attorney at Godfrey & Kahn, S.C. since 1985. Mr. Laird has also been a co-partner in Schoen-Laird Development, LLC, a real estate investment company since 1999. Mr. Laird has over 30 years of experience as an attorney practicing general business law representing large and small companies, including banks. Mr. Laird also has a long history of service on the board of directors of a paper converting machine company and various public and private financial institutions, which, together with his law practice, has given him valuable experience in corporate governance and oversight matters. As a Wisconsin resident and member of its business community, Mr. Laird provides a unique point of view with regard to our business in Wisconsin.
          Stephen J. Lazaroff, 57, has served as a director on our board since 1997. Mr. Lazaroff has been the President of Diversified Precision Products, Inc., a special cutting tool manufacturer serving the automotive and hydraulic fittings industry, for the last 20 years. Mr. Lazaroff brings strong leadership management abilities to the board. His professional experience as a small business owner and manager allows him to provide the board with a solid understanding of business opportunities and customer views. He also has significant financial and operational expertise, which gives him unique oversight capabilities.
          Cathleen H. Nash, 48, has served on our board since 2009. Ms. Nash has served as our President and Chief Executive Officer since February 2009 and was formerly our Executive Vice President responsible for regional banking from August 2007 to February 2009, and Executive Vice President and Head of Consumer Banking from July 2006 to August 2007. She was the director of Branch Banking at SunTrust Corporation from September 2003 to June 2006. Ms. Nash, as our current President and Chief Executive Officer, brings to the board extensive knowledge regarding the financial services industry and the current operational, economic and regulatory environment in which we operate, allowing her to provide critical insight into operational requirements and strategic planning. In that position, she is also able to promote the flow of information between the board and management and provide management’s perspective on issues facing the board.
          Kendall B. Williams, 58, has served on our board since 1992. Mr. Williams is an attorney and counselor with The Williams Firm, P.C., which was established in 1997. Mr. Williams has over 30 years of experience as an attorney specializing in employment and labor law, general civil litigation, corporate law and municipal law. This expertise allows him to bring a unique and informed point of view with regard to management and human resources issues to the board. Furthermore, Mr. Williams’ legal experience allows him to make valuable contributions with regard to risk management and corporate governance issues.
          James L. Wolohan, 59, has served on our board since 1997. Mr. Wolohan has been President of Wolohan Investments, LLC, a financial investment company since January 2008. He served as Chairman of Wolohan Capital Strategies, a real estate and financial investment company from April 2006 to December 2007. Mr. Wolohan was formerly the President and Chief Executive Officer of Wolohan Lumber Co., a publicly traded retailer of lumber, building materials and home improvement products from June 1987 to March 2006 and also served as Chairman of the board of directors for nine years. Mr. Wolohan’s previous public company experience as Chairman, President and Chief Executive Officer of Wolohan Lumber Co. has provided him with valuable financial and management expertise, as well as leadership abilities that are valuable to the board. Because of these skills and his ability to communicate and encourage discussion, Mr. Wolohan served as our lead independent director for four years and, beginning in May 2009, has served as our Chairman. He also brings strong accounting and financial skills to our audit committee and board and is an “audit committee financial expert” as defined by applicable Commission rules.

          Biographical information regarding Mr. Ibold and Mr. Zack, who are not standing for reelection is set forth below.
          Dennis J. Ibold, 62, has served on our board since 2006. Mr. Ibold is President of Petersen & Ibold, Attorneys at Law, which was established in 1980. Mr. Ibold has over 37 years of experience as an attorney in Ohio with an emphasis in family law, real estate and general corporate law, and has served on the board of directors of public and private financial institutions since 1982, including as a director at Republic Bancorp Inc. from 1993 to 2006.
          Steven E. Zack, 60, had served on our board since 2006. Mr. Zack had been Chairman of Global Commercial Credit, a specialty credit insurance firm since 2001 and Vice President of LSG Insurance Partners, a retail insurance agency, specializing in products for business or industry since 2000. Mr. Zack also served on the board of Republic Bancorp Inc. from 1999 to 2006.

Compensation Of Directors
          In 2010, our non-employee directors were compensated as follows:
•	Annual retainer: $20,000.

•	Meeting fee for board and committee meetings: $1,500 if attended in person, $750 if attended by telephone.

•	Non-Executive Chairman: additional $40,000 annual retainer.

•	Chairperson of the audit committee: additional $10,000 annual retainer.

•	Chairperson of the compensation and human resources committee and the risk management committee: additional $7,500 annual retainer.

•	Chairperson of the corporate governance and nominating committee: additional $5,000 annual retainer.
          Directors may participate in our directors deferred compensation plan, which allows directors to elect to defer up to 100% of their retainer, meeting and committee fees. The investment options available under the directors deferred compensation plan are the same as those available under our 401(k) plan. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the director’s termination of all directorships with us and our subsidiaries. No additional compensation is paid pursuant to this plan. Other than Mr. Butvilas, non-employee directors generally do not receive perquisites or other personal benefits for their service as a director. Mr. Butvilas received medical benefits during 2010 under an employment agreement with his former employer, Republic Bancorp Inc., which we acquired in 2006. This benefit ended at the beginning of 2011. Directors who are also our employees do not receive any additional compensation for their service as a director.
          The following table provides information regarding compensation that was paid to the individuals who served as our directors during 2010, other than Ms. Nash. As a Named Executive Officer, Ms. Nash’s compensation is included in the “Executive Compensation” section of this proxy statement.
DIRECTOR COMPENSATION

	Fees Earned or	All Other
	Paid in Cash(1)	Compensation	Total
Name	($)	($)	($)
Lizabeth A. Ardisana	38,750	-0-	38,750
George J. Butvilas	44,000	9,960	53,960
Robert S. Cubbin	71,250	-0-	71,250
Richard J. Dolinski	41,750	-0-	41,750
Gary J. Hurand	48,500	-0-	48,500
Dennis J. Ibold	42,500	-0-	42,500
Benjamin W. Laird	59,750	-0-	59,750
Stephen J. Lazaroff	62,500	-0-	62,500
Kendall B. Williams	42,500	-0-	42,500
James L. Wolohan	108,750	-0-	108,750
Steven E. Zack	46,250	-0-	46,250

(1)	In May 2010, the board determined to permit our directors to elect to receive their annual retainer and committee chair fees in the form of cash or shares of our common stock issued pursuant to our Stock Compensation Plan. All of our directors, except for Mr. Dolinski and Mr. Lazaroff, received their $20,000 annual retainer fee in the form of 16,393 shares of our common stock. In addition, Mr. Cubbin chose to receive his $10,000 audit committee chair fee in the form of 8,197 shares of our common stock. In each case, the number of shares was based on the closing price per share on the NASDAQ Capital Market on May 4, 2010, the date of the annual organizational meeting and such shares were fully vested upon grant. As participants in our directors deferred compensation plan, Mr. Dolinski and Mr. Lazaroff were not permitted to elect to receive their fees in shares of common stock pursuant to the terms of that plan. The plan has since been amended to allow participants to participate in this arrangement.
          Prior to 2008, as part of our standard non-employee director compensation arrangement, we made awards to our directors either in the form of restricted common shares or stock options. The table below sets forth for each director the number of options held as of December 31, 2010. All prior grants of restricted stock held by the directors have vested.

Options
Outstanding
Name	(#)
Lizabeth A. Ardisana	3,425
George J. Butvilas	-0-
Robert S. Cubbin	-0-
Richard J. Dolinski	5,925
Gary J. Hurand	2,371
Dennis J. Ibold	2,371
Benjamin W. Laird	5,925
Stephen J. Lazaroff	5,925
Kendall B. Williams	5,925
James L. Wolohan	5,925
Steven E. Zack	-0-
          Since September 2002, we have maintained common stock ownership guidelines for our non-employee directors. In August 2010, our stock ownership guidelines were amended. Prior to August, our stock ownership guidelines required directors to hold at least 25,000 shares, with directors not meeting the guideline required to take grants of our common stock under our Stock Compensation Plan in lieu of his or her annual cash retainer fee at the time of the annual organizational meeting, until the director is in compliance. At the time of our 2010 annual organizational meeting, all of our directors were in compliance with the stock ownership guidelines in existence at the time. The board of directors amended our stock ownership guidelines because the board thought it was important for the directors to show an increased commitment to our shareholders by more closely aligning the financial interests of the directors with the interests of the other shareholders. The new guidelines require our non-employee directors to own shares of our common stock with an aggregate fair value of at least five times the annual board retainer. In the event that any director does not possess such ownership level at the time of the annual organizational meeting, which immediately follows the annual meeting of shareholders, he or she will be required to take all or such portion of their annual retainer fee in restricted stock or restricted stock units until such time as the aforementioned stock ownership guidelines are achieved. In the event that a director shall terminate his or her directorship prior to the next annual organizational meeting of the board, he or she shall forfeit, on a pro rata basis, that portion of the annual retainer amount paid in restricted stock or restricted stock units.

          The corporate governance and nominating committee is responsible for monitoring compliance with these guidelines and receives periodic updates from management with regard to progress towards complying with the guidelines. The table below shows the stock ownership of our non-employee directors as of March 21, 2011.

	Shares	Other	Total
	Owned	Ownership(1)	Holdings	Value(2)	Ownership Guideline
	(#)	(#)	(#)	($)	($)
Lizabeth A. Ardisana	42,235	-0-	42,235	37,167	100,000
George J. Butvilas	244,694	135	244,829	215,450	100,000
Robert S. Cubbin	107,390	-0-	107,390	94,503	100,000
Richard J. Dolinski	55,192	3,000	58,192	51,209	100,000
Gary J. Hurand	100,742	491,045	591,787	520,773	100,000
Dennis J. Ibold	99,650	91,332	190,982	168,064	100,000
Benjamin W. Laird	41,865	-0-	41,865	36,841	100,000
Stephen J. Lazaroff	157,385	-0-	157,385	138,499	100,000
Kendall B. Williams	51,558	714	52,272	45,999	100,000
James L. Wolohan	366,835	-0-	366,835	322,815	100,000
Steven E. Zack	106,643	-0-	106,643	93,846	100,000

(1)	Other ownership includes shares owned through the director’s spouse or other family members and shares owned by controlled trusts or their businesses.

(2)	The amounts shown in this column are based on the closing price for a share of our common stock as reported on the NASDAQ Capital Market on March 21, 2011 multiplied by the number of shares reported in the Total Holdings column.

CORPORATE GOVERNANCE
General
          We are governed by a board of directors and various committees of the board that meet throughout the year. Directors fulfill their responsibilities at board and committee meetings and also through telephone contact and other communications with the chairman, chief executive officer, and others regarding matters of concern and interest to the Corporation. In this portion of our proxy statement, we describe some of our key governance practices and related matters.
Meetings Of Directors And Committees Of The Board Of Directors
          During 2010, our board of directors held seven meetings. All incumbent directors attended at least 75% of the total number of meetings of our board of directors and the number of meetings held by our committees on which they served during 2010.
          We have several standing committees of our board of directors, including a compensation and human resources committee, a corporate governance and nominating committee, a risk management committee, and an audit committee. Our board of directors has adopted a charter for each of these committees. The charters are accessible on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. The audit committee and the risk management committee meet quarterly and on call when needed. The compensation and human resources committee and the corporate governance and nominating committee meet on call. Our board of directors has determined that, except for Ms. Nash, all of our directors, including all the committee members, are “independent directors” as defined in Marketplace Rule 5605 of The NASDAQ Stock Market, or NASDAQ.
          The compensation and human resources committee met seven times during 2010 and is currently comprised of the following directors: Benjamin W. Laird, chairman; Lizabeth A. Ardisana, Robert S. Cubbin, Dennis J. Ibold, and Stephen J. Lazaroff. The responsibilities of the committee include approval of all aspects of corporate executive compensation and oversight of our compensation and benefits plans.
          The corporate governance and nominating committee met three times during 2010 and is currently comprised of the following directors: Stephen J. Lazaroff, chairman; Dennis J. Ibold, Kendall B. Williams and James L. Wolohan. Steven E. Zack also served on the corporate governance and nominating committee prior to his death. The responsibilities of the committee are:
•	To establish criteria for board and committee membership and to recommend committee appointments;

•	To review candidates, qualifications and possible conflicts;

•	To assess contributions of current directors in relation to whether they should be renominated;

•	To ensure that a substantial majority of directors are independent;

•	To review our process for providing information to the board of directors;

•	To recommend corporate governance principles to the board of directors;

•	To oversee and evaluate the effectiveness of the board;

•	To determine a desirable balance of expertise among board members;

•	To identify qualified candidates to fill board positions and provide aid in attracting them to the board of directors;

•	To recommend the slate of director nominees to the board of directors for inclusion in our proxy statement for election by the shareholders at the annual meetings;

•	To recommend to the board of directors qualified nominees to fill vacancies on the board;

•	To consider director nominees proposed by shareholders;

•	To recommend and oversee compliance with stock ownership guidelines for the chief executive officer, other senior executives and members of the board of directors;

•	To nominate and recommend a candidate for non-executive chairman and review the non-executive chairman’s duties annually; and

•	To handle such other matters as may be properly delegated to the committee by the board.
The committee uses a number of means to identify director candidates, including requesting recommendations from existing board members and others, hiring an independent search firm or consultant, and considering candidates submitted by shareholders. If the committee hires an independent search firm or consultant, such firm or consultant will provide the committee with the names of director candidates who meet criteria established by the committee. When evaluating a director candidate, the committee looks at the candidate’s qualifications in light of our needs at that time given the then current mix of director expertise. While the committee does not have a formal policy with regard to diversity, the committee believes that the board will function best when its members possess a broad range of backgrounds and expertise so that the board as a whole reflects diverse and complementary skills and viewpoints. For a description of procedures for submitting nominations to the committee, see “Corporate Governance — Shareholder Proposals” and “Corporate Governance — Shareholder Nomination of Director Candidates.”
          The audit committee met twelve times during 2010 and is currently comprised of the following directors: Robert S. Cubbin, chairman; Gary J. Hurand, Benjamin W. Laird and James L. Wolohan. Steven E. Zack also served on the audit committee prior to his death. Our board of directors has determined that each of the members of the committee is “independent,” as defined in the applicable NASDAQ and Commission rules for audit committee members. Our board of directors has also determined that Mr. Wolohan is an “audit committee financial expert” as defined by applicable Commission rules and that each of the audit committee members satisfies all other qualifications for audit committee members set forth in the applicable NASDAQ rules. The responsibilities of the committee are:
•	To oversee our financial reporting process and the internal accounting controls for our internal audit function;

•	To appoint, compensate, oversee, evaluate and replace, if necessary, the external auditors;

•	To approve in advance all audit services to ensure that a written statement is received from the external auditors setting forth all relationships with us;

•	To review and approve any related party transactions;

•	To review the annual audit plan with the independent auditors and the General Auditor;

•	To oversee our legal, compliance, and ethics policies; and

•	To review the results of our internal and independent audits.
          The risk management committee assists our board in overseeing our risk management practices, including our ability to assess and manage our risks related to credit, market, interest rate, liquidity, reputation, strategic, fiduciary, legal, compliance and operations. The committee met six times during 2010 and is currently comprised of the following directors: George J. Butvilas, chairman; Richard J. Dolinski, Gary J. Hurand, Kendall B. Williams and James L. Wolohan. The responsibilities of the committee are:
•	To review, evaluate and approve risk management programs;

•	To provide guidance on strategies and practices that pertain to the management of credit, market, fiduciary, reputation, strategic, legal, compliance and operational risks;

•	To review and approve management’s risk assessment and risk mitigation and ensure that risks are managed within our tolerance levels;

•	To evaluate and provide guidance on significant risk exposure;

•	To receive and evaluate information relating to asset and liability management including our capital position, our liquidity position, our earnings sensitivity under varying interest rate scenarios and appropriate liquidity and capital levels;

•	To review and assess information relating to credit risk, including nonperforming assets, charge-offs, level and adequacy of the allowance for loan and lease losses, the policies and procedures relating to loan and credit risk management; and

•	To act as the Qualified Legal Compliance Committee.
          We have an enterprise risk management program overseen by our executive vice president and corporate risk officer, who reports directly to Ms. Nash and is responsible for identifying potential material risks and implementing appropriate controls to mitigate risks. Information is presented to the committee at each meeting about the various risks facing us and key risk indicators are reviewed by the committee in detail. In addition, each of the board committees considers risks within its areas of responsibility. For example, the audit committee considers financial risks including those related to internal controls and the annual financial audit and financial reporting. The compensation and human resources committee oversees the management of risks associated with our executive compensation plans and ensures that our compensation programs do not encourage excessive risk taking. The entire board of directors receives a monthly report of key risk indicators and is regularly informed at its meetings through committee reports. The board’s oversight role in this area has not affected its approach to the board’s leadership structure at least in part due to the level of direct communication between the board, its risk management and other committees and employees involved in risk management.

Report Of The Audit Committee
          In accordance with its written charter adopted by our board of directors, the audit committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.
          The committee reviewed with the independent auditors, its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has discussed with the independent auditors, the auditors’ independence from our management and our Corporation, including the matters in the letter from the auditors required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the auditors’ independence.
          The audit committee reviewed and discussed our audited financial statements as of and for the year ended December 31, 2010 with management and the independent auditors.
          Based on the above-mentioned review and discussions with management and the independent auditors, the audit committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the Securities and Exchange Commission. The audit committee also reappointed the independent auditors to serve as such for 2011.
By the Audit Committee of the Board of Directors:
Robert S. Cubbin, Chairman
Gary J. Hurand
Benjamin W. Laird
James L. Wolohan

Board Leadership Structure
          Our board believes that it is the chief executive officer’s primary responsibility to run the Corporation and the chairman’s responsibility to run the board. In making its decision to appoint an independent chairman, our board considered the time that Ms. Nash would be required to devote to the chief executive officer position in the current economic environment. By having another director serve as chairman, Ms. Nash would be able to focus her entire energy on running the Corporation. We continue to believe this structure is best for the Corporation and our shareholders at this time. Mr. Wolohan was elected to serve again as the non-executive chairman by the independent members of our board in May 2010. Mr. Wolohan served as our lead independent director since 2005 until his appointment as non-executive chairman in May 2009, and has previously served as both a director and chair on other public company boards. The non-executive chairman position is reviewed each year at the annual organizational meeting of the board of directors.
Annual Meeting Attendance
          We encourage all members of the board to attend the annual shareholders meetings but we have not adopted a formal policy requiring such attendance. All of the members of our board who were directors at the time of the 2010 annual meeting of shareholders attended that meeting.
Code of Ethics
          We have a code of ethics that applies to all of our employees and directors. The code of ethics, as currently in effect (together with any amendments that may be adopted from time to time), is posted on the Governance Documents page of the Investor Relations Section of our website at www.citizensbanking.com. In the future, to the extent any waiver is granted with respect to the code of ethics that requires disclosure under applicable Commission rules, we intend to post the waiver on the website at the address specified above.
Shareholder Proposals
          Any proposal by a shareholder intended to be included in the proxy statement for the 2012 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on December 6, 2011. In addition to applicable rules of the Commission for inclusion of shareholder proposals in our proxy statement, our Bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to our corporate secretary, either by personal delivery or by United States mail, postage prepaid, not later than February 18, 2012, which is the 90th day prior to the first anniversary of the 2011 annual meeting. If the annual meeting date has been advanced to a date earlier than April 18, 2012, which is the 30th day prior to the first anniversary of the 2011 annual meeting or delayed to a date later than July 17, 2012, which is the 60th day after the first anniversary of the 2011 annual meeting, then notice of the proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our Bylaws. We also expect the persons named as proxies for the 2011 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal properly presented at that meeting by a shareholder who does not provide us with written notice of the proposal during the period provided in our Bylaws.

Shareholder Nomination of Director Candidates
          Shareholders proposing director nominees at the 2012 annual meeting of shareholders must provide written notice of their intention, along with certain information regarding the proponent and the nominees as provided in our Bylaws, to our corporate secretary not later than the close of business on February 18, 2012, which is the 90th day prior to the first anniversary of the 2011 annual meeting. If the annual meeting date has been advanced to a date earlier than April 18, 2012, which is the 30th day prior to the first anniversary of the 2011 annual meeting or delayed to a date later than July 17, 2012, which is the 60th day after the first anniversary of the 2011 annual meeting, then notice of their intention must be given within 10 days after the first public disclosure of the date of the annual meeting. With respect to an election to be held at a special meeting of shareholders, such notice must be given by the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The corporate governance and nominating committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the committee. The corporate governance and nominating committee reviews the qualifications of candidates submitted for nomination by shareholders and evaluates them using the same criteria used to evaluate candidates submitted by the board for nomination.
Shareholder Communications with the Board of Directors
          Although we have not developed formal processes by which shareholders may communicate directly with directors, we believe that our informal process, by which any communication sent to our board of directors either generally or in care of the chief executive officer, corporate secretary or another corporate officer and forwarded to the addressee, has served the needs of both our board of directors and our shareholders.
          The corporate governance and nominating committee will monitor this matter and may develop more specific procedures. Until any other procedures are developed and posted on the Corporate Governance page in the Investor Relations section of our website at www.citizensbanking.com, any communication to the board of directors may be mailed to the board, in care of our corporate secretary, at 328 South Saginaw Street, Flint, Michigan 48502. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such communications should identify the author as a shareholder and clearly state whether the intended recipients are all members of the board of directors or just certain specified individual directors. Our corporate secretary will make copies of all such communications and circulate them to the appropriate director or directors.

Executive Officers
     The following information is provided for those officers currently designated as executive officers by our board of directors.

			Year Became
			Executive Officer of
Name	Age	Five-Year Business Experience	the Corporation
Gerald D. Bettens	51	Executive Vice President and Chief Information Officer and Director of Operations of the Corporation and of Citizens Bank (July 2009 to present); Senior Vice President and Chief Information Officer of Citizens Bank (August 2007 to July 2009); Senior Vice President and Chief Technology Officer of Citizens Bank (December 2005 - August 2007).	2009

Brian D.J. Boike	34	Senior Vice President and Treasurer of the Corporation and of Citizens Bank (October 2009 to present); Vice President and Asset Liability Manager of Citizens Bank (October 2005 to October 2009).	2009

Susan P. Brockett	61	Executive Vice President and Director of Corporate Human Resources of the Corporation and of Citizens Bank (February 2008 to present); Executive Vice President and Senior Human Resources Director at KeyCorp (March 1996 to January 2008).	2008

Joseph C. Czopek	53	Senior Vice President and Controller of the Corporation and of Citizens Bank (July 2009 to present) and Principal Accounting Officer of the Corporation and of Citizens Bank (October 2009 to present); Vice President and Assistant Controller of Citizens Bank (March 2009 to July 2009); Chief Financial Officer of Ace Holding Company, LLC and Ace Mortgage Funding, LLC (July 2007 to November 2008)1; Controller of Ace Holding Company, LLC and Ace Mortgage Funding, LLC (December 2006 to June 2007); Controller of Oak Street Mortgage (September 2003 to September 2006).	2009

(1)	Ace Holding Company, LLC and Ace Mortgage Funding, LLC filed a petition under Chapter 7 of the federal bankruptcy laws on November 5, 2008.

			Year Became
			Executive Officer of
Name	Age	Five-Year Business Experience	the Corporation
Stephen Figliuolo	54	Executive Vice President and Corporate Risk Officer of the Corporation and of Citizens Bank (May 2005 to present) and Director of Core Sales Administration of the Corporation and of Citizens Bank (September 2009 to present).	2005

Thomas W. Gallagher	58	Executive Vice President, General Counsel and Secretary of the Corporation and of Citizens Bank (June 2007 to present); General Counsel of the Corporation (August 1988 to present); Secretary of the Corporation (January 1989 to present); General Counsel and Secretary of Citizens Bank (August 1988 to June 2007).	1989

Judith L. Klawinski	51	Executive Vice President and Director of Core Banking of the Corporation and of Citizens Bank (September 2009 to present); Executive Vice President and Director of Client Segmentation and Delivery of the Corporation and of Citizens Bank (February 2009 to September 2009); Senior Vice President and Head of Retail Delivery of the Corporation (July 2005 to February 2009).	2009

Lisa T. McNeely	52	Executive Vice President and Chief Financial Officer of the Corporation and of Citizens Bank (August 2010 to present); Executive Vice President and Interim Chief Financial Officer of the Corporation and of Citizens Bank (May 2010 to August 2010); Senior Vice President and Director of Credit Analytics of Citizens Bank (November 2008 to May 2010); Senior Vice President and Director of Consumer Administration and Sales Strategy of Citizens Bank (March 2005 to November 2008).	2010

Cathleen H. Nash	48	President, Chief Executive Officer and a Director of the Corporation and of Citizens Bank (February 2009 to present); Executive Vice President, Regional Banking of the Corporation (August 2007 to February 2009); Vice Chair of Regional Banking of Citizens Bank (August 2007 to February 2009); Executive Vice President and Head of Consumer Banking of the Corporation (July 2006 to August 2007); Director of Branch Banking of SunTrust Corporation (September 2003 to June 2006).	2006

			Year Became
			Executive Officer of
Name	Age	Five-Year Business Experience	the Corporation
Louise N. O’Connell	51	Executive Vice President and General Auditor of the Corporation and of Citizens Bank (September 2009 to present); Senior Vice President and General Auditor of the Corporation and of Citizens Bank (November 2007 to September 2009); Senior Vice President and Michigan Region Audit Director, LaSalle Bank (October 2003 to November 2007).	2007

Peter W. Ronan	66	Executive Vice President and Director of Wealth Management of the Corporation and President of Citizens Bank Wealth Management, N.A. (October 2007 to present); Senior Vice President and Group Business Manager of Personal Trust, Comerica Bank (April 2004 to July 2007).	2007

Clinton A. Sampson	65	Executive Vice President and Commercial Banking Consulting Advisor of the Corporation and of Citizens Bank (January 2009 to present); Executive Vice President and Regional Chairman of the Corporation-Michigan (November 2003 to January 2009); Vice Chair of Commercial Banking of Citizens Bank (August 2007 to December 2008).	2003

Mark W. Widawski	53	Executive Vice President and Chief Credit Officer of the Corporation and of Citizens Bank (February 2009 to present); Senior Vice President and Managing Director of Asset Based Lending of Citizens Bank (March 2006 to February 2009).	2009

EXECUTIVE COMPENSATION
Compensation Discussion And Analysis
Executive Summary and Key Highlights of 2010 Executive Compensation Decisions
          In 2010, the Compensation Committee and the board of directors made the following decisions with regard to executive compensation:

•	We increased base salaries for Named Executive Officers for the first time in two years and determined to pay a substantial amount of the increase during 2010 in common stock;

•	We did not pay short-term incentive awards to our Named Executive Officers for the third year in a row; and
•	We granted long-term equity incentive awards to our Named Executive Officers, half of which have performance criteria designed to further focus our senior executives’ attention on returning to profitability and managing credit risk, and half of which are time vested to encourage retention.
          Our executive compensation program is designed to reward financial performance that creates shareholder value and is based on advice from an independent compensation consultant retained by the Compensation Committee. We provide the opportunity to earn compensation at levels that are competitive with our peer institutions, but actual compensation paid to our senior executives varies based on our financial performance. We are legally restricted in our ability to pay certain types of compensation due to our participation in the U.S. Treasury’s Capital Purchase Program and due to a written supervisory agreement with our regulators to which we are a party. Our compensation philosophy and program are described below, along with a discussion and analysis of the compensation we paid to our Named Executive Officers during the year.
Overview of Compensation Philosophy and Program
          Our compensation philosophy is to offer competitive total compensation that is aligned with performance goals that motivate our executives to achieve strategic goals prudently and within acceptable risk tolerances while driving financial performance and generating long term, sustainable shareholder value. Our compensation philosophy is based on three objectives:
•	Align total compensation opportunity with shareholder interests with a focus on funding at-risk pay opportunities, in whole or in part, based on our performance;

•	Ensure appropriate risk mitigation measures are integrated into compensation programs and practices; and

•	Design a total compensation opportunity that is competitive and will attract, motivate and retain talent.
          Our executive compensation program generally has four basic elements:
•	Base salary;

•	Annual short-term, cash incentive awards;

•	Long-term, typically equity-based awards; and

•	Employee and retirement benefits.
          Decisions about compensation of our executive officers are made by the Compensation and Human Resources Committee, or Compensation Committee, all of the members of which are “independent” as defined under applicable NASDAQ rules. To help with its decision making each year, the Compensation Committee hires its own independent compensation consultants to advise it. Towers Watson provided independent advice on executive compensation matters to the Compensation Committee in 2010. Towers Watson was retained by and reported directly to the Compensation Committee.

          For 2010, the Compensation Committee reviewed competitive market data for comparable executive positions prepared by our human resources department. These data generally compare total compensation and plan design for nationwide banking and financial services organizations and are adjusted to reflect our asset size in comparison to these organizations. In addition, the Compensation Committee also reviews market data of comparable banks in a customized peer group on a periodic basis in order to better understand actual market practices and trends. The banks in the peer group are reviewed annually and we make adjustments to the group when necessary due to changes in circumstances during the prior year. The Compensation Committee, with assistance from its consultant, selected the customized peer group for 2010 with the intention of creating a group consisting of comparable banks having similar size, business and/or geographic characteristics. The key considerations for peer group selection were industry and size, specifically financial service companies that are regional commercial banks with assets from $4 billion to $60 billion. The Compensation Committee also considered certain other qualitative factors for peer group inclusion such as mix of business, geography, sources of executive talent, participation in the Capital Purchase Program, and whether the entity is a direct business competitor. Below is a list of the banks in the customized peer group for 2010.
•	Associated Banc-Corp

•	BancorpSouth, Inc.

•	BOK Financial Corporation

•	Capitol Bancorp, Ltd.

•	Chemical Financial Corporation

•	Comerica, Inc.

•	Commerce Bancshares, Inc.

•	Cullen/Frost Bankers, Inc.

•	First Citizens Bancshares, Inc.

•	FirstMerit Corporation

•	First Midwest Bancorp, Inc.

•	Fulton Financial Group

•	NewAlliance Bancshares, Inc.

•	Old National Bancorp

•	Park National Corporation

•	Sterling Financial Corporation

•	Susquehanna Bancshares, Inc.

•	TFS Financial Corporation

•	UMB Financial Corporation

•	Valley National Bancorp

•	Whitney Holding Corporation

•	Wilmington Trust Corporation
          We intend for our total direct compensation (which includes base salary, short-term incentive awards, and long-term incentive awards) for our executive officers to be at or around the 50th percentile of the market, which includes the national banking and financial services companies whose size has been adjusted to our asset size, as well as our customized peer group. Based on an evaluation by our human resources team in 2010, total direct compensation for our Current Named Executive Officers in 2010 was slightly below the 50th percentile. Actual realized compensation depends on actual performance and has been significantly below those levels in recent years.

          In making compensation decisions, the Compensation Committee considers each element of our compensation program individually and in relation to the total direct compensation of each executive officer. We believe that a significant portion of executive compensation should be in the form of annual incentive awards and long-term incentive awards, or at-risk pay. We believe this pay mix emphasizes both a short-term and a long-term perspective that is directly tied to shareholder value. The at-risk pay portion of compensation recognizes the significance of our executive officers’ efforts on our overall financial performance. For instance, our Named Executive Officers and our other executive officers did not receive a Management Incentive Plan, or MIP, award for 2008, 2009 and 2010 due in part to our financial performance. In addition, while we remain committed to our pay-for-performance philosophy, our ability to offer to our executive officers competitive total compensation and reward financial performance results that drive shareholder value is limited due to restrictions imposed by applicable law because of our participation in the Capital Purchase Program, or CPP, as discussed in more detail in “Executive Compensation- Compensation Discussion and Analysis — Regulatory Requirements — Capital Purchase Program” below.
          References in this discussion to the Named Executive Officers are to the individuals listed in the Summary Compensation Table. References to our Current Named Executive Officers are to Mses. Nash, McNeely and Klawinski and Messrs. Widawski and Gallagher. Mr. Christy resigned in June 2010.
Regulatory Requirements
          Capital Purchase Program
          We are subject to various restrictions on our ability to compensate our senior executives, including the Named Executive Officers, as long as the preferred shares issued to the U.S. Department of the Treasury, or Treasury under the CPP remain outstanding. Like other participants in the CPP, our ability to deduct compensation in excess of $500,000 paid to our Named Executive Officers and to use certain arrangements to compensate our executives is limited by the Emergency Economic Stabilization Act of 2008, or EESA, the American Recovery and Reinvestment Act, or ARRA, and the Treasury regulations issued thereunder. These restrictions on executive compensation significantly affect our executive compensation program, and include, among others:
•	A prohibition on paying or accruing any bonuses, retention awards, or incentive compensation to our Named Executive Officers and the next 10 most highly compensated employees, other than (i) restricted shares with a prescribed minimum vesting period, which are not fully transferable until the CPP assistance has been repaid in full, which have a value on the grant date that is no greater than one-third of the executive’s annual compensation, and which are subject to such other conditions as the Secretary of the Treasury may determine; and (ii) bonus payments pursuant to pre-existing employment contracts executed on or before February 11, 2009 and not determined invalid by the Secretary of the Treasury;

•	A prohibition on paying any golden parachute payments (defined as any payment for departure from a company for any reason except for payment for services performed or benefits accrued, and any payment due to a change in control of the CPP participant) to our Named Executive Officers and the next five most highly compensated employees;

•	A requirement to seek the return of any bonus, retention award, or incentive compensation paid to our Named Executive Officers and any of the next 20 most highly compensated employees based on financial statements or performance metrics later determined to have been materially inaccurate;

•	A requirement to ask our shareholders to vote on a non-binding advisory resolution each year to approve the compensation of our Named Executive Officers;

•	A prohibition on tax gross-ups for our Named Executive Officers and the next 20 most highly compensated employees;

•	A requirement to establish a Corporation-wide policy on excessive or luxury expenditures;

•	A requirement to disclose to the Treasury any perquisites in excess of $25,000 paid or provided to our Named Executive Officers or the next 10 most highly compensated employees;

•	A requirement that our Compensation Committee review on a semi-annual basis employee compensation plans to limit any features that would encourage our Named Executive Officers to take “unnecessary and excessive risks,” identify and eliminate any provisions in such plans that encourage the manipulation of reported earnings to enhance employee compensation and certify each year in the annual meeting proxy statement that it has done so; and

•	A requirement that our chief executive officer and our chief financial officer provide a written certification as an exhibit to our Annual Report on Form 10-K of compliance with these compensation standards.
            Other Regulatory Requirements
          In July 2010, we entered into a written supervisory agreement with the Federal Reserve Bank of Chicago and the State of Michigan Office of Financial and Insurance Regulation. Among other requirements contained in the written supervisory agreement, we are required to comply with the restrictions on golden parachute payments under Part 359 of the Federal Deposit Insurance Corporation’s rules and regulations, which are similar to the CPP restrictions on golden parachute payments noted above. Under Part 359, we are prohibited from making payments to our Named Executive Officers that are payable due to their termination, with certain exceptions. We would generally be permitted to make payments made by reason of death or disability, mandated by state law or pursuant to:
•	a qualified pension or retirement plan;

•	an employee welfare plan;

•	a bona-fide deferred compensation plan; and

•	a non-discriminatory severance pay plan.
            Therefore, while we are subject to the written supervisory agreement, we would generally be prohibited from making payments to Ms. Nash pursuant to the terms of her letter agreement and to all of our Current Named Executive Officers that are payable pursuant to the terms of our change in control agreements with them.
Base Salary
            We believe that if we want to attract and retain high performing executive officers, the base salaries we pay must be competitive, and must reflect individual performance. As a result, we typically use the previously discussed market data for salaries along with the results of annual performance evaluations to determine salary levels.
            Each year, our chief executive officer reviews the performance of the other executive officers and assigns a performance rating to each executive officer based on the financial performance of the executive officer’s line of business, the executive’s unique contributions to us and our need for the executive’s expertise. Additionally, executives are evaluated on core competencies that are used to evaluate all of our staff members. These core competencies are centered on collaboration, prerequisites, and results. Each executive is also measured on core management competencies like decision making and talent management, as well as strategic capabilities like vision and strategy and technical expertise. These competencies and capabilities link our executives’ behavior to our vision and are designed to enhance our financial performance. Our chief executive officer reviews the performance ratings and salary recommendations for the other executive officers that report directly to her with the Compensation Committee. Following a discussion of our chief executive officer’s recommendations and a review of the competitive market data, the Compensation Committee either approves the recommendations or adjusts executive salaries as appropriate in its judgment.
          Ms. Nash’s performance as the chief executive officer is evaluated each year by the board of directors as a whole, based on the same core competencies described above and our financial performance. She also conducts a self-assessment of her performance and prepares goals for the following year. The chairman of the board of directors and the chairman of the Compensation Committee prepare a performance appraisal and development plan, and prepare a recommendation to the Compensation Committee with regard to Ms. Nash’s total compensation. The Compensation Committee then reviews the performance evaluation, the development plan, Ms. Nash’s self-assessment, the recommendation of the chairman of the board and the chairman of the Committee and the competitive market data and determines the appropriate salary level for Ms. Nash for the year. The Compensation Committee recommends any salary adjustments to our board of directors, who after reviewing the recommendation and the performance review make the final determination with regard to Ms. Nash’s salary.
          2010 Base Salary Determinations
          As a result of the process described above, in May 2010, our Current Named Executive Officers received base salary increases that reflected the limitations placed on executive compensation because of our participation in the CPP. Our participation in the CPP has required us to place more emphasis on base salary and to use base salary increases in ways that also align the interests of our executives with those of our shareholders. The laws and regulations applicable to CPP participants permit our Compensation Committee to pay salary increases in the form of shares of our common stock, which we refer to as Stock Salary, as long as such Stock Salary is granted in dollars and not shares, is fully earned and accrues like salary. The Compensation Committee and the board of directors determined that base salary increases in the form of Stock Salary would link compensation to our financial performance, as a portion of their compensation would be directly tied to an increase or decrease in the price of our stock price. Additionally, the Compensation Committee and the board of directors determined, primarily based on peer group market data and competitive market data, that base salary increases were appropriate in order to maintain competitive salaries and retain our Current Named Executive Officers. As a result, our Current Named Executive Officers, except for Mr. Gallagher, received salary increases to be paid in Stock Salary. Stock Salary is paid to these individuals as part of each bi-weekly pay period for one year, with the number of shares determined by dividing the dollar amount of salary to be paid in stock for that pay period, net of applicable withholdings and deductions, by the reported closing price per share on the NASDAQ Capital Market on the pay date for such period. The Stock Salary so granted is fully earned and not forfeitable at the time of the grant, but transfer restrictions on the shares do not lapse until the earliest to occur of May 4, 2012, or the death, disability, retirement or termination of employment resulting in benefits being payable under our severance plan. Those Current Named Executive Officers receiving Stock Salary have voting and dividend rights with respect to the restricted stock prior to the lapse of the transfer restrictions. The Stock Salary will not continue to be paid after May 2011 without further action by the Compensation Committee. The Compensation Committee intends to review the Stock Salary arrangement each year and will determine at that time whether to renew the Stock Salary grant for an additional year or convert the Stock Salary to cash salary.

          As a result of the salary increases in May 2010, Ms. Klawinski’s base salary is slightly above the 50th percentile for her position compared to competitive market data and Mr. Gallagher’s base salary remains slightly below the 50th percentile compared to competitive market data. Mr. Widawski’s base salary is at the 75th percentile of chief credit officer compensation compared to competitive market data. The Compensation Committee determined that it was appropriate to increase Mr. Widawski’s base salary above the 50th percentile given the importance of Mr. Widawski’s role in managing our credit issues during this economic cycle.
          Additionally, in May 2010, the Compensation Committee increased Ms. McNeely’s base salary when she was appointed interim chief financial officer in view of the additional responsibilities of her new role. In August 2010, the Compensation Committee further increased Ms. McNeely’s base salary when she was appointed Chief Financial Officer to bring it more in line with the most recent competitive market data. The Compensation Committee also determined that the additional increase was in the Corporation’s best interests given Ms. McNeely’s performance in the interim role as chief financial officer and the importance of her role in assisting in navigating us through the prolonged and adverse economic cycle. After the August base salary increase, Ms. McNeely’s base salary was slightly above the 60th percentile of chief financial officer compensation compared to market data.
          In September 2010, the Compensation Committee recommended that the board of directors approve an additional base salary increase for Ms. Nash. The board of directors determined that Ms. Nash would receive an additional salary increase of $300,000 paid in cash. The board determined that her salary increase was appropriate for the following reasons:
•	She has demonstrated her ability as a leader during her tenure;

•	She has further enhanced our relationship with our banking regulators and has played a critical role in responding to and complying with the written supervisory agreement;

•	She has played a critical role in leading us through the current adverse economic condition; and

•	The importance, in the board’s view, of retaining Ms. Nash’s services in view of our current posture, and the legal limitations imposed currently on our ability to grant short-term compensation.
Prior to Ms. Nash’s September salary increase, updated peer group information indicated that Ms. Nash was currently being paid at a rate significantly below the 50th percentile of the peer group chief executive officers. The base salary increase resulted in Ms. Nash’s base salary being slightly higher than the 50th percentile of chief executive compensation in our peer group.
          The table below sets forth the cumulative effect of the above described increases to our Current Named Executive Officers’ base salaries in 2010 and in what form the base salary increases were paid to our Current Named Executive Officers.

CURRENT NAMED	PRE-MAY	CASH	STOCK SALARY	MODIFIED	TOTAL INCREASE
EXECUTIVE OFFICER	2010 BASE SALARY	INCREASE	INCREASE	BASE SALARY	%
Cathleen H. Nash	$600,000	$300,000	$200,000	$1,100,000	83.3%
Lisa T. McNeely	$205,004	$119,996	$125,000	$450,000	119.5%
Mark W. Widawski	$240,000	$70,000	$60,000	$370,000	54.2%
Judith L. Klawinski	$250,000	$40,000	$40,000	$330,000	32.0%
Thomas W. Gallagher	$248,464	$6,460	-0-	$254,924	2.6%

          Despite the salary increases described above, total compensation for our Current Named Executive Officers is below the 50th percentile. Salaries for the Named Executive Officers are reflected in the “Executive Compensation — Summary Compensation Table.”
Bonus
          Management Incentive Plan
          In past years, we have made annual short-term cash incentive awards to our executives under our MIP. This plan is designed to advance our pay for performance culture by focusing management on achieving annual financial goals that are intended to drive shareholder value. It also rewards management for corporate and individual performance while creating a better understanding of our goals and performance.
          In December 2009, consistent with Ms. Nash’s recommendations, the Compensation Committee determined that the Named Executive Officers would not participate in the MIP for 2010 due to the prolonged adverse economic conditions and our anticipated unfavorable financial results for 2010. The laws and regulations applicable to CPP participants described above prohibit us from paying cash bonuses and other cash incentive compensation to our Named Executive Officers and our next ten most highly compensated employees as long as the preferred shares issued to Treasury under the CPP remain outstanding. In December 2009, the Compensation Committee determined that even in the absence of the CPP-related restrictions on executive compensation, our Named Executive Officers would not participate in the MIP for 2010. In late 2010, the Compensation Committee made the same determination with regard to the Named Executive Officers’ participation in the MIP for 2011.
          Cash Component of 2009 Award
          In January of 2009, the Compensation Committee approved long-term incentive awards to our Named Executive Officers (except for Ms. McNeely, who was not an executive officer at the time), which consisted of a cash component that would vest and be paid in three annual installments each January 29th beginning in 2010 as long as the Named Executive Officer remains employed with us. The table below shows the cash component portion of the award that was granted to our Named Executive Officers in 2009. The bonus column in the “Executive Compensation — Summary Compensation Table,” reflects the January 2010 installment of the cash component of the 2009 award.

NAMED EXECUTIVE	2009 TOTAL	ANNUAL
OFFICER	CASH COMPONENT	INSTALLMENT
Cathleen H. Nash	$300,000	$100,000
Lisa T. McNeely	$0	$0
Mark W. Widawski	$72,500	$24,167
Judith L. Klawinski	$80,000	$26,667
Thomas W. Gallagher	$50,000	$16,667
Charles D. Christy	$240,000	$80,000

Long-Term Equity-Based Compensation
          We believe long-term equity awards will encourage executive officers to have a long-term focus with regard to our financial success, motivate and engage our executive officers to achieve financial success during these challenging times, and better align our executive officers’ long-term financial interests with those of our shareholders. We believe these types of awards further align our executives’ financial interests with our shareholders’ interests by linking a portion of executive compensation directly to stock price growth or decline. As a result, we have previously made annual equity-based grants early in the calendar year to some or all of our executive officers under our Stock Compensation Plan.
          In May 2010, the Compensation Committee and the board approved long-term incentive awards in the form of restricted stock and restricted stock units for our Current Named Executive Officers. Mr. Christy did not receive an award as he tendered his resignation at about the same time the awards were made. Mr. Widawski and Mr. Gallagher received restricted stock units because of the more favorable tax treatment for those who are retirement eligible. Also, Mr. Widawski and Mr. Gallagher would receive a pro-rata portion of any unvested restricted stock units upon retirement, while other Current Named Executive Officers who retire with unvested restricted stock would forfeit any unvested shares. Ms. McNeely received an additional award due to the added responsibilities associated with her appointment as interim chief financial officer effective June 4, 2010 and as chief financial officer in August 2010. Generally, fifty percent of the long-term incentive award granted to each Current Named Executive Officer is subject to certain performance-based restrictions and fifty percent of the award is subject to time-based vesting restrictions. The 2010 long-term incentive awards granted to our Named Executive Officers are listed in the table below.

Current Named
Executive Officers	Performance-Based Portion	Time- Based Portion
Cathleen H. Nash	163,934 shares of restricted stock	163,934 shares of restricted stock
Lisa T. McNeely*	105,958 shares of restricted stock	121,948 shares of restricted stock
Judith L. Klawinski	59,426 shares of restricted stock	59,426 shares of restricted stock
Mark W. Widawski	61,474 restricted stock units	61,476 restricted stock units
Thomas W. Gallagher	52,238 restricted stock units	52,238 restricted stock units

*	Thirty percent of the long-term incentive award received by Ms. McNeely in her capacity of director of credit analytics is subject to certain performance based restrictions and seventy percent is subject to time-based vesting restrictions. The performance and time-based vesting restrictions are the same as those explained below.
          The restrictions as to one-half of the performance-based portion of the award will lapse on May 4, 2011, if the Current Named Executive Officer remains employed by us, but only to the extent we attain the designated pre-tax, pre-provision profit threshold for 2010, and we attain the designated total provision expense threshold for 2010. To the extent either of the performance conditions are not met, the restricted shares or restricted stock units related to such portion of the award shall be forfeited. The restrictions as to the remaining one-half of the performance-based portion of the award will lapse on May 4, 2012 if the individual remains employed by us, but only to the extent we attain the designated pre-tax, pre-provision income threshold for 2011 and we attain the designated total provision expense threshold for 2011. To the extent either of the performance conditions are not met, the restricted shares or restricted stock units related to this portion of the award shall be forfeited. The restrictions as to the time-based portion of the award will lapse on May 4, 2013, the third anniversary of the grant date, if the Current Named Executive Officer remains employed by us.
          The restricted stock or restricted stock units meeting the performance-based restrictions will become earned and no longer forfeitable on May 4, 2011 and May 4, 2012, but may not be transferred, until the later of May 4, 2012 or the date on which the restricted shares or restricted stock units are no longer subject to the limitations placed on us as participants in the CPP.
          The table below shows the performance thresholds for 2010 and 2011 of the performance-based portion of the award.

Financial Measure	Weight	2010 Threshold	2011 Threshold
Pre-Tax, Pre-Provision Profit	75%	At least $102 million	At least $108 million

Total Provision Expense	25%	Less than $275 million	Less than $122 million
          Pre-tax pre-provision profit, or PTPP, represents total revenue (total net interest income and noninterest income) excluding any securities gains/losses, fair-value adjustments on loans held for sale, interest rate swaps, and bank owned life insurance, less noninterest expense excluding any goodwill impairment charges, credit writedowns, fair-value adjustments and special assessments. While certain of these items are an integral part of our banking operations, in each case, the excluded items are items that we believe are particularly impacted by economic stress or significant changes in the credit cycle and are therefore likely to make it more difficult to understand our underlying performance trends and the ability of our banking operations to generate revenue. The use of PTPP as a metric focuses the attention of our Named Executive Officers on improving PTPP, which the Compensation Committee believes is a key metric for our business, as it represents our ability to generate capital to cover credit losses and other credit related or impairment charges through the peak of a credit cycle. This underlying ability to generate capital directly impacts our long-term value and viability. Improving PTPP increases our long-term value and thus aligns the Named Executive Officers’ incentives with the creation of shareholder value. These awards are designed so that this portion of compensation does not depend on management’s performance with regard to managing loan losses, securities impairments, and other asset impairments. The Compensation Committee chose total provision expense as a means of encouraging our executives to manage our credit risk through the credit cycle while focusing on returning to profitability.
          Our PTPP of $137.5 million for 2010 exceeded the threshold for PTPP, while our total provision expense for 2010 was greater than $275 million. As we did not satisfy the 2010 threshold for total provision expense, the portion of the award relating to that goal for 2010 will be forfeited.
          The terms regarding forfeiture of these awards are described in more detail under “Executive Compensation — Other Potential Post-Employment Payments — Stock Compensation Plan.”
          Each restricted stock unit will be settled for one share of our common stock at the time the applicable restrictions lapse, with a portion of these shares withheld to satisfy income and employment tax withholding requirements. Holders of restricted stock units will have no voting or dividend rights prior to settlement of the units for shares of stock. Holders of restricted shares, however, will have voting and dividend rights with respect to those shares from the date of grant except to the extent such restricted shares are forfeited.

          With respect to other grants of equity based compensation, as long as the preferred shares issued to Treasury under the CPP remain outstanding, we are limited by ARRA in the amount of long-term restricted stock that may be paid to our Named Executive Officers and certain of our other most highly compensated employees as noted above. Long-term restricted stock awards (not including Stock Salary) are limited to one-third of the recipient’s total annual compensation, must have a minimum two-year vesting requirement, and will not fully vest while the preferred shares issued to Treasury under the CPP remain outstanding.
Employment Agreements
          Nash Letter Agreement
          In connection with Ms. Nash’s appointment as our president and chief executive officer effective February 1, 2009, we entered into a letter agreement with Ms. Nash on January 22, 2009. The Compensation Committee proposed the initial terms based on competitive market and peer group data and taking into account Ms. Nash’s relevant experience. The Compensation Committee negotiated the final terms of the letter agreement with Ms. Nash, which are designed to be competitive and motivate Ms. Nash to focus on our long-term growth and profitability. This agreement is described in more detail under “Executive Compensation — Other Potential Post-Employment Payments — Nash Letter Agreement.”
Retirement Benefits
          Pension Benefits
          We maintain the Citizens Republic Bancorp Amended and Restated Cash Balance Pension Plan for Employees, or the Qualified Plan, which provides funded, tax-qualified retirement benefits up to the limits on compensation permitted under the Internal Revenue Code. The Qualified Plan is a cash balance pension plan that was frozen effective December 31, 2006. The accrual of future benefits under the Qualified Plan, other than the accrual of interest, has ceased, so that pay and service after December 31, 2006 will not increase benefits payable under this plan although post-2006 service will count towards vesting requirements for benefits already accrued.
          In 2007 and 2008, we paid an annual non-elective contribution of 2.5% of eligible compensation to the 401(k) plan on behalf of each eligible employee, regardless of participation in the 401(k) plan. This non-elective contribution served as a vehicle to supplement retirement savings in the absence of an active pension plan. In 2009, the Qualified Plan was amended to make the non-elective contribution discretionary. The Compensation Committee and the board determined that there would be no contribution for 2010 based in part on our corporate performance during the year and in an effort to accelerate our financial performance toward profitability.
          Benefits payable under the Qualified Plan are paid in the form of a lump sum or an equivalent annuity immediately following retirement and the attainment of age 55 with 3 years of service or prior to age 55 with at least 10 years of service. All of our Current Named Executive Officers earned an interest credit benefit under the Qualified Plan in 2010. As of the end of 2010, all of our Current Named Executive Officers have earned a vested interest in the Qualified Plan (completed at least 3 years of credited service). The present value of accumulated benefits under the Qualified Plan for each Named Executive Officer is disclosed in the “Executive Compensation — Pension Benefits” table and the change in those benefits during 2010 is disclosed in the “Executive Compensation — Summary Compensation Table.”

Other Executive Perquisites and Benefits
          All of our Named Executive Officers participated in our 401(k) plan in 2010. Prior to August 2009, we matched up to 4% of eligible compensation per year. In 2009 and 2010, the Compensation Committee, pursuant to a recommendation by Ms. Nash, eliminated the 401(k) matching benefit based in part on our corporate performance during the year and in an effort to accelerate our financial performance toward profitability.
          Ms. Nash and Ms. Klawinski participate in our Deferred Compensation Plan for Executives, or Deferred Compensation Plan. Under our Deferred Compensation Plan, we may make matching contributions in the form of our common stock, not to exceed 30% in value of the participant’s own contribution. The Compensation Committee has the discretion to determine whether to make matching contributions, and in 2010, determined not to make any matching contributions under the Deferred Compensation Plan for the same reasons the 401(k) matching benefit was eliminated.
          We reimbursed certain of our Named Executive Officers for initiation fees and annual dues, as applicable, for membership in country clubs in 2010. We believe country club memberships enable our executives to develop business contacts within the communities in which we operate and entertain clients. Club fees and dues we paid for the Named Executive Officers are disclosed in the “Executive Compensation — Summary Compensation Table.”
          The Compensation Committee adopted an excessive or luxury expenditures policy, which prohibits excessive or luxury expenditures of our funds on entertainment or events, office or facility renovation, aviation or other transportation services, or other similar items, activities, or events, if such expenditures are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the operation of our business. The policy was adopted to comply with the requirements imposed on participants in the CPP. The policy is accessible on the Governance Documents page of the Investor Relations section of our website at www.citizensbanking.com.
Employment Termination Severance Benefits
          We provide our Named Executive Officers with severance benefits upon termination of employment in connection with a change in control of the Corporation and in certain other circumstances as deemed appropriate by the Compensation Committee. Each of our Current Named Executive Officers is entitled to benefits upon termination in connection with a change in control pursuant to our Amended and Restated Change in Control Agreement, or Change in Control Agreement. The Compensation Committee believes it is important to provide this protection in order to ensure our Current Named Executive Officers will remain engaged and committed to us during an acquisition of the Corporation or other transition in management.
          We amended our Change in Control Agreements in 2010 to gain consistency and provide more structure around who is eligible to receive such benefits and the length of such benefits. The amended Change in Control Agreements generally reduce the value of the benefit payable to the Current Named Executive Officers upon termination following a change in control. Each Change in Control Agreement provides for severance benefits in a lump sum payment equal to two times (or in the case of Ms. Nash three times) the Current Named Executive Officer’s annual base salary immediately prior to the change in control plus two times (three times in the case of Ms. Nash) the average of the annual bonuses paid to the Current Named Executive Officers in the last three full calendar years of employment under our MIP. The severance benefits under the Change in Control Agreements were reduced for Mr. Gallagher and Ms.

McNeely from three to two times. In addition, we may negotiate severance benefits with other individual executives upon termination in other circumstances when the Compensation Committee deems appropriate. Ms. Nash’s letter agreement provides that she will be entitled to two years of base salary plus outplacement services if her employment is terminated by the Corporation without cause that is not in connection with a change in control. These benefits and arrangements are described in detail under “Executive Compensation — Other Potential Post-Employment Payments.”
          Due to our participation in the CPP, as long as the preferred shares issued to Treasury under the CPP remain outstanding, and also pursuant to the terms of our written supervisory agreement, we are generally not permitted to pay amounts to our Named Executive Officers and our next five highest paid employees for a change in control of the Corporation or their departure from the Corporation for any reason other than death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.
Section 162(m) Compliance
          Section 162(m) of the Internal Revenue Code of 1986, or the Code, restricts the ability of publicly traded companies such as ours to deduct executive compensation paid to each of our Named Executive Officers in excess of $1,000,000 in annual compensation. In years when the preferred shares issued to Treasury under the CPP are not outstanding, certain performance-based compensation is exempt from this limitation if it complies with various conditions described in Section 162(m). The Stock Compensation Plan and its predecessor plans contain provisions intended to cause compensation realized in connection with certain awards under the Stock Compensation Plan and its predecessor plans to be exempt from the Section 162(m) restrictions. As part of our CPP obligations, in years when the preferred shares issued to Treasury under the CPP are outstanding, the $1,000,000 annual federal compensation deduction is reduced to $500,000 and the performance-based compensation exemption is not applicable.
          Our compensation program will result in payments from time to time that are subject to these restrictions on deductibility, but we do not believe the effect of these restrictions on us is currently material. It may be appropriate to exceed the limitation on deductibility to ensure that executive officers are compensated in a manner that is consistent with our best interests, the best interests of our shareholders and our executive compensation philosophy and objectives, and we reserve the authority to approve non-deductible compensation in appropriate circumstances.
Stock Ownership Guidelines
          Since September 2002, we have maintained common stock ownership guidelines for our executive officers. We believe that it is important for executive officers to own our common stock to ensure that their financial interests are directly aligned with those of our shareholders. Under our stock ownership guidelines, the chief executive officer is required to hold 100,000 shares of our stock, and is provided a period of three years to attain such ownership level. The other Named Executive Officers whose base salaries are $250,000 or more are required to hold at least 30,000 shares of our common stock, and those Named Executive Officers whose base salaries are less than $250,000 are required to hold at least 10,000 shares of our common stock. The Named Executive Officers have five years from their date of appointment to attain such ownership. Shares owned through our 401(k) plan, by the officer’s spouse or other family members, by controlled trusts, and unvested shares of restricted stock, in addition to shares owned outright are included in the officer’s ownership for purposes of this guideline. The corporate governance and nominating committee is responsible for monitoring compliance with these guidelines and receives periodic updates from management with regard to progress towards complying with the guidelines. All of the Current Named Executive Officers are in full compliance with the stock ownership guidelines, as shown in the table below as of March 21, 2011.

	Shares	401(k)	Restricted	Restricted Stock		Ownership
	Owned	Shares	Shares	Units	Total	Guideline
Cathleen H. Nash	89,173	-0-	556,197	-0-	645,370	100,000
Lisa T. McNeely	4,550	-0-	297,800	-0-	302,350	30,000
Mark W. Widawski	11,931	-0-	74,868	122,950	209,749	30,000
Judith L. Klawinski	13,850	8,583	174,834	-0-	197,267	30,000
Thomas W. Gallagher	17,504	-0-	19,445	104,476	141,425	30,000
Executive Compensation Clawback Policy
          Our general pay-for-performance philosophy means that we will not reward executive officers for performance if we discover that the applicable performance was due to the officer’s fraud or other misconduct. To implement this principle, our board of directors has adopted an Executive Compensation Clawback Policy to allow us in certain circumstances to recover bonus and incentive compensation paid to an executive officer. Under this policy, if the board subsequently determines that, as a result of the executive’s misconduct, we are required to materially restate all or a significant portion of our financial statements for the period for which the compensation was paid, we have the right to require that the executive officer reimburse us for the amount of any related bonus or incentive compensation received, forfeit any vested options or restricted stock, or cancel any related unvested restricted or deferred equity awards granted on the basis of having met or exceeded performance goals if, according to the restated financial statements, such goals were not in fact met or exceeded. In deciding whether to pursue the remedies provided in the policy, the board may consider all relevant facts, including whether the misconduct by the executive officer that caused or partially caused the need for the restatement was negligent, intentional, or gross misconduct. In addition to the remedies provided in this policy, we may dismiss or pursue other legal remedies against the executive officer.
          In addition, to comply with the Treasury’s requirements with respect to the CPP, we are required to make cash or equity incentive compensation paid to Named Executive Officers and certain other highly compensated employees subject to recovery or “clawback” if the payments are based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Section 304 of the Sarbanes-Oxley Act of 2002 also contains a requirement that the chief executive officer and the chief financial officer forfeit any bonus, incentive based compensation or equity-based compensation received and any profits from sales of our securities during the twelve month period following an accounting restatement due to our material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.

Compensation And Human Resources Committee Report
          In accordance with its written charter adopted by the board of directors, the Compensation Committee determines and implements compensation and benefit systems for our executive officers and other employees.
          The Compensation Committee certifies that:
(1)	It has reviewed with senior risk officers the Named Executive Officers’ compensation plans and has made all reasonable efforts to ensure that these plans do not encourage Named Executive Officers to take unnecessary and excessive risks that threaten the value of the Corporation;
(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Corporation; and
(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Corporation to enhance the compensation of any employee.
          Risk Review and Assessment Process
          As required by ARRA and the Treasury regulations promulgated thereunder, our compensation plans will be reviewed every six months by our Compensation Committee. Our senior risk officer will approve the certification of the plans by considering whether any compensation plans might promote unnecessary risk taking and threaten the value of the financial institution and encourage manipulation of reported earnings, specifically including the following:
•	How the level and structure of compensation compares to the peer group;
•	If there is an appropriate balance between fixed and variable pay;
•	If the maximum annual payouts are reasonable; and
•	If the financial metrics are fair and balanced.
          Our senior risk officer focused his review on our incentive based compensation plans and determined to exclude from detailed review those plans and arrangements that have no incentive component and therefore no risk of promoting or encouraging excessive or unnecessary risk taking or encouraging the manipulation of reported earnings. Upon his certification of the plans, the senior risk officer presented his findings to the Compensation Committee. Based on a review of the above factors, the senior risk officer has determined that our compensation plans do not promote or encourage excessive or unnecessary risk taking or encourage the manipulation of reported earnings and his report and conclusion has obtained the consensus and approval of the Compensation Committee.

          Below is a list of the Named Executive Officer compensation plans and other employee compensation plans reviewed by the Compensation Committee along with a discussion of the reasons why the compensation plans do not promote or encourage excessive or unnecessary risk taking or encourage the manipulation of reported earnings.
          Named Executive Officer Compensation Plans

Plan Name	Reason for Conclusion
Base Salary	Named Executive Officer salaries are fixed amounts determined based upon individual performance and peer group market data and are not based on the performance of the Corporation. While a portion of certain Named Executive Officer salaries are paid in Stock Salary, such amount of Stock Salary received is a fixed dollar amount paid and valued at the end of each pay period. Therefore, our Named Executive Officers are not encouraged to take unnecessary or excessive risks that threaten the Corporation’s value or manipulate reported earnings to enhance the compensation of any employee.

2009 Long-Term Incentive Awards	The structure of the awards includes a three year measurement period that rewards improvement in years two and three over results in the prior year, and the goals have been set on a “pass/fail” basis without a sliding scale that might encourage additional risk taking to increase the size of the incentive. The number of restricted shares to be vested upon satisfaction of the performance goals is also fixed, and the Compensation Committee has no discretion to increase the amounts paid out. In addition, the payout is relatively modest and restricted shares will only have significant value if the market value of the common shares rises significantly, which we believe is not as likely to occur if the Corporation takes unnecessary or excessive risk. The awards made to executives are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated. The cash portion of the long-term incentive awards are time based rather than performance-based and therefore do not encourage unnecessary or excessive risk taking or manipulation of reported earnings.

2010 Long-Term Incentive Awards	The structure of the award includes a two-year measurement period that rewards attaining certain goals in each year, and the goals have been set on a “pass/fail” basis without a sliding scale that might encourage additional risk taking to increase the size of the incentive. The number of restricted shares or restricted stock units to be vested upon satisfaction of the performance goals is also fixed, and the Compensation Committee has no discretion to increase the amounts paid out. In addition, the payout is relatively modest and restricted shares will only have significant value if the market value of the common shares rises significantly, which we believe is not as likely to occur if the Corporation takes unnecessary or excessive risk. The awards made to executives are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated. One-half of

Plan Name	Reason for Conclusion
the long-term incentive awards are time based rather than performance-based and therefore do not encourage unnecessary or excessive risk taking or manipulation of reported earnings.

Qualified Plan 401(k) Plan Deferred Compensation Plan Change in Control Agreements Country Club Dues and Fees Severance Pay Plan Employment Agreements	Benefits paid pursuant to these programs are generally unrelated to the performance of the Corporation and therefore do not encourage unnecessary or excessive risk taking or the manipulation of reported earnings to enhance the compensation of any employee by our Named Executive Officers or other employees.

          Other Employee Compensation Plans

Plan Name	Reason for Conclusion
MIP	The MIP provides for incentive based compensation for certain employees who are not Named Executive Officers based on the Corporation’s pre-tax pre-provision profits and its total provision for loss expense. The portion of the award based on pre-tax pre-provision profit, a key value driver for our business, is capped, discouraging excessive risk taking. Pre-tax pre-provision profit, while a non-GAAP financial measure, is derived from our audited net income figures, and is subject to our stringent internal financial controls mitigating the risk of manipulation. The total provision factor, by its nature, discourages taking additional risk and the amount payable based on this factor is capped. Moreover, the provision for loss is determined in accordance with generally accepted accounting principles pursuant to a detailed methodology and is subject to audit by our independent public accountants, mitigating the risk of manipulation. In each case, the amount of the award may be adjusted down based on individual performance, which also reduces the likelihood of excessive risk taking or manipulation. The awards made to executive officers are subject to our Executive Compensation Clawback Policy, reducing the risk that reported earnings might be manipulated.

Core Banking Incentive Plans Corporate Banking Incentive Plans Credit Incentive Plans Wealth Management Incentive Plans	These plans provide for incentive based compensation to be paid to employees who are not Named Executive Officers based on multiple identified factors that drive the portion of our business in which they are engaged. Most of these factors are operational and not directly related to our earnings, and therefore have a low risk of encouraging manipulation of our earnings. Substantially all of the performance factors are inherently structured so that unnecessary or excessive risk taking is either discouraged by the other factors in the mix and operational policies and procedures we have in place, or is irrelevant to the goal. The use of multiple performance measures diversifies the risk associated with a single performance measure. Awards are also subject to downgrade if certain credit metrics are not satisfied, further reducing the likelihood of excessive risk taking relating to lending. Individual performance is measured against the performance measures of the plan and are reviewed monthly at accountability meetings with supervisors and managers. Any unnecessary or excessive risk taking or manipulation of earnings is subject to corrective disciplinary action.

Reward and Recognition Program Fraud Busters Program Business Owner Banking Certificate Program	These programs are generally unrelated to the performance of the Corporation and therefore, do not encourage unnecessary or excessive risk taking or the manipulation of reported earnings to enhance the compensation of any employee by our employees.

          The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this proxy statement, or CD&A, for the year ended December 31, 2010. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the CD&A be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.
By the Compensation Committee of the Board of Directors:
Benjamin W. Laird, Chairman
Lizabeth A. Ardisana
Robert S. Cubbin
Dennis J. Ibold
Stephen J. Lazaroff

Summary Compensation Table
          The following table provides compensation information for the years ended December 31, 2010, 2009 and 2008 for our chief executive officer, chief financial officer, the three other most highly paid executive officers who were serving as such at December 31, 2010, and our former chief financial officer. We refer to these individuals in this proxy statement as our Named Executive Officers. The material terms of plans and agreements pursuant to which certain items set forth below were paid are discussed elsewhere in “Executive Compensation.”

						Change in
						Pension Value
						and
						Nonqualified
						Deferred
						Compensation	All Other
		Salary		Bonus	Stock Awards	Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)	($)
Cathleen H. Nash	2010	813,846	(6)	100,000	400,000	398	708	1,314,952
President & Chief	2009	587,238		-0-	128,000	355	16,286	731,879
Executive Officer(5)	2008	459,000		-0-	-0-	384	20,956	480,340

Lisa T. McNeely	2010	328,051	(6)	-0-	225,000	1,570	-0-	554,621
Executive Vice President & Chief Financial Officer(7)

Mark W. Widawski	2010	325,692	(6)	24,167	150,000	569	-0-	500,428
Executive Vice President &	2009	235,020		-0-	30,933	508	4,970	271,431
Chief Credit Officer

Judith L. Klawinski	2010	302,769	(6)	26,667	145,000	5,918	-0-	480,354
Executive Vice President &	2009	246,535		-0-	34,134	5,281	4,721	290,671
Director of Core Banking

Thomas W. Gallagher	2010	252,688		16,667	127,462	13,056	-0-	409,873
Executive Vice President,	2009	248,464		-0-	21,334	11,651	5,352	286,801
General Counsel & Secretary	2008	255,435		-0-	70,320	12,597	14,825	353,177

Charles D. Christy	2010	149,423		80,000	-0-	1,758	852	232,033
Executive Vice President &	2009	350,000		-0-	102,400	1,569	15,593	469,562
Chief Financial	2008	363,462		-0-	-0-	1,696	21,685	386,843
Officer(8)

(1)	The amounts set forth in this column reflect the January 2010 installment of the cash component of the 2009 long-term award. The cash component of the January 2009 long-term award is paid in three annual installments each January 29th beginning in 2010 if the Named Executive Officer remains employed with us.

(2)	Stock awards consist of restricted shares of common stock and restricted stock units. The amounts shown represent the grant date fair value of each award calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The 2008 award to Mr. Gallagher vests in three equal annual installments beginning on the first anniversary of the grant date. The 2009 awards vest only when certain performance-based vesting requirements are satisfied. The 2010 awards vest when certain performance-based and time-based restrictions are satisfied. The value reported for the awards is the grant date fair value assuming the probable outcome of such conditions as of the grant date. In determining the grant date fair value, we have used the closing price of our stock as of the close of the market on the grant date and have assumed that all performance conditions will also be met. We subsequently determined that it was not probable that we would meet the performance-based vesting requirements, so we have not yet recorded expenses related to the stock awards.

(3)	The amounts shown for all Named Executive Officers reflect changes in pension values.

(4)	The amounts in this column for 2010 reflect reimbursement of country club dues and fees only.

(5)	Ms. Nash was an executive vice president until her appointment as our president and chief executive officer on February 1, 2009.

(6)	A portion of the amounts shown in this column reflects the Stock Salary grants made in May 2010, and for Ms. McNeely the Stock Salary grants made in connection with her promotions during 2010, to Ms. Nash, Ms. McNeely, Mr. Widawski and Ms. Klawinski in the amounts of $200,000, $125,000, $60,000 and $40,000, respectively. During 2010, the number of shares received as Stock Salary by Ms. Nash was 100,550, by Ms. McNeely was 51,082, by Mr. Widawski was 30,669, and by Ms. Klawinski was 20,781. Ms. Nash, Ms. McNeely, Mr. Widawski and Ms. Klawinski received Stock Salary for 16 pay periods in 2010 representing gross amounts of $133,077, $64,135, $39,923, and $26,615, respectively. Stock Salary is paid to these individuals as part of each bi-weekly pay period, with the number of shares determined by dividing the dollar amount of salary to be paid in stock for that pay period, net of applicable withholdings and deductions, by the reported closing price on the NASDAQ Capital Market for a share of our common stock on the pay date for such period. The terms of these grants are described below under “Executive Compensation — Outstanding Equity Awards at Year End.”

(7)	Ms. McNeely was appointed as interim chief financial officer effective June 4, 2010 and chief financial officer on August 4, 2010.

(8)	Mr. Christy resigned effective June 4, 2010.

Grants of Plan-Based Awards
          The following table shows the estimated future payout under the grants made in 2010 pursuant to the Stock Compensation Plan.

						Grant Date
						Fair Value of
		Estimated Future Payouts Under				Stock and
		Equity Incentive Plan Awards(1)			All Other	Option
		Threshold	Target	Maximum	Stock Awards	Awards
Name	Grant Date	(#)	(#)	(#)	(#)(2)	($)(3)
Cathleen H. Nash	05/04/2010	20,492	163,934	163,934	264,484	400,000

Lisa T. McNeely	05/04/2010	1,498	11,986	11,986	35,758	84,127
	05/14/2010	1,359	10,868	10,868	10,871	12,502
	08/04/2010	10,388	83,104	83,104	126,401	150,625

Mark W. Widawski	05/04/2010	7,684	61,474	61,474	92,145	135,000

Judith L. Klawinski	05/04/2010	7,428	59,426	59,426	80,207	112,500

Thomas W. Gallagher	05/04/2010	6,528	52,238	52,238	52,2380	63,730

Charles D. Christy	-0-	-0-	-0-	-0-	-0-	-0-

(1)	The terms of these grants are described below under “Executive Compensation — Outstanding Equity Awards at Year End.”

(2)	A portion of the amounts shown in this column reflects the shares received in 2010 as Stock Salary by Ms. Nash, Ms. McNeely, Mr. Widawski and Ms. Klawinski. During 2010, the number of shares received as Stock Salary by Ms. Nash was 100,550, by Ms. McNeely was 51,082, by Mr. Widawski was 30,669, and by Ms. Klawinski was 20,781 (after withholding). The terms of these grants are described below under “Executive Compensation — Outstanding Equity Awards at Year End.” Although these shares are fully earned when paid they are not transferable until May 4, 2012. The amounts exclude an unknown number of shares relating to the remaining portion of the May 2010 Stock Salary grant which are to be valued and paid in 2011 based on market prices prevailing on the respective pay dates.

The remaining portion of the amounts shown in this column reflect the time-based portion of the 2010 long-term award. The terms of these grants are described below under “Executive Compensation — Outstanding Equity Awards at Year End.”

(3)	A portion of the amounts in this column reflects the total value of the Stock Salary grants made in 2010 to Ms. Nash, Ms. McNeely, Mr. Widawski and Ms. Klawinski in the amounts of $200,000, $125,000, $60,000 and $40,000, respectively, including the amount for which shares had not yet been paid at December 31, 2010. Ms. Nash, Ms. McNeely, Mr. Widawski and Ms. Klawinski received Stock Salary for 16 pay periods in 2010 representing $133,077, $64,135, $39,923, and $26,615, respectively. There are 10 remaining pay periods in 2011 in which the amount of base salary paid in Stock Salary will be $66,923 for Ms. Nash, $60,865 for Ms. McNeely, $20,077 for Mr. Widawski and $13,385 for Ms. Klawinski. The previous amounts of Stock Salary paid and remaining represent gross amounts before withholding. Stock Salary is paid to these individuals as part of each bi-weekly pay period, with the number of shares determined by dividing the dollar amount of salary to be paid in stock for that pay period, net of applicable withholdings and deductions, by the reported closing price on the NASDAQ Capital Market for a share of our common stock on the pay date for such period. The remaining portion of the amounts shown in this column reflects the grant date fair value of the time-based portion of the 2010 long-term award. The terms of these grants are described below under “Executive Compensation — Outstanding Equity Awards at Year End.”

          The Stock Compensation Plan, or Stock Plan, permits the Compensation Committee to make grants of stock options, stock appreciation rights, restricted stock, restricted stock units and various types of performance-based rights to acquire cash, common shares, other property or a combination thereof to directors and employees of the Corporation. To maintain the Compensation Committee’s ability to make equity-based grants for the purposes discussed above, the board determined in 2010 to amend the Stock Plan and shareholders approved an amendment and restatement of the Stock Plan that extended the expiration date to March 2020, increased the available shares to 24,000,000 and made certain other changes. See “Executive Compensation — Other Potential Post-Employment Payments — Stock Compensation Plan” for a summary of certain provisions of the Stock Plan relating to termination and change in control.

Outstanding Equity Awards at Year-End
          The following table shows all outstanding equity awards held by our Named Executive Officers as of December 31, 2010. Market value is based on the closing price of our common stock of $0.62 on December 31, 2010, as reported on the NASDAQ Capital MarketSM.

					Stock Awards
							Equity
	Option Awards					Market	Incentive
	Number of	Number of				Value of	Plan	Equity Incentive
	Securities	Securities			Number of	Shares or	Awards:	Plan Awards:
	Underlying	Underlying			Shares or	Units of	Number of	Market Value of
	Unexercised	Unexercised	Option		Units of Stock	Stock That	Unearned Shares That	Unearned Shares
	Options	Options	Exercise	Option	That Have Not	Have Not	Have Not	That Have Not
	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)(1)	($)	(#)(2)	($)
Cathleen H. Nash					264,484	163,980	263,934	163,639
	-0-	-0-	-0-	-0-

Lisa T. McNeely					174,141	107,967	105,958	65,694
	3,231	-0-	29.02	5/31/2015
	4,050	-0-	29.06	5/12/2014
	5,000	-0-	26.01	5/29/2013
	26,000	-0-	25.10	2/10/2013

Mark W. Widawski					103,695	64,291	85,641	53,097
	2,000	-0-	29.34	6/01/2015

Judith L. Klawinski					82,985	51,451	86,093	53,378
	2,349	-0-	29.02	5/31/2015
	2,700	-0-	29.06	5/12/2014
	4,000	-0-	26.01	5/29/2013
	3,000	-0-	33.41	5/17/2012
	3,400	-0-	25.42	5/22/2011

Thomas W. Gallagher					55,016	34,110	68,905	42,721
	4,112	-0-	29.02	5/31/2015
	7,200	-0-	29.06	5/12/2014
	11,000	-0-	26.01	5/29/2013
	11,000	-0-	33.41	5/17/2012
	19,400	-0-	25.42	5/22/2011

Charles D. Christy					-0-	-0-	-0-	-0-
	-0-	-0-	-0-	-0-

(1)	The restricted shares in this column reflect shares granted in 2008 to Ms. McNeely, Ms. Klawinski, Mr. Widawski and Mr. Gallagher, the Stock Salary issued to Ms. Nash, Ms. Klawinski, Ms. McNeely and Mr. Widawski during 2010, and the time-based portion of the 2010 long-term award granted to all Current Named Executive Officers, including the additional awards made to Ms. McNeely in connection with her promotions during 2010.

The restrictions associated with the 2008 restricted stock grants to Mr. Gallagher, Ms. Klawinski and Ms. McNeely will lapse at the rate of one-third each year beginning on the first anniversary of the grant date. The restrictions associated with the 2008 restricted stock grants to Mr. Widawski will lapse on the third anniversary of the grant date.

As a Named Executive Officer in 2008, Ms. Nash did not receive a grant of restricted stock due to the continuing adverse economic conditions, the challenges facing the financial services industry, and our unfavorable financial results at that time. For the 2008 restricted stock grants to the other Current Named Executive Officers, if the Current Named Executive Officer terminates employment due to death or disability, or if we terminate the Current Named Executive Officer’s employment pursuant to our severance pay plan, then the Current Named Executive Officer will receive a pro-rata portion of any unvested restricted shares. However, if the Current Named Executive Officer retires, resigns, is terminated for cause, or is terminated without cause and not pursuant to our severance pay plan, then any unvested restricted shares will be forfeited. In the event of a change in control, the provisions of our Amended and Restated Change in Control Agreements would apply, and the restricted stock would become fully vested, subject to limitations imposed by applicable law at the time. Holders of restricted shares have voting and dividend rights with respect to these shares upon grant to the same extent as holders of other outstanding shares of common stock.

A portion of the shares in this column are the earned and no longer forfeitable restricted shares granted as Stock Salary.

The shares received as Stock Salary do not become transferable until the earliest to occur of May 4, 2012, or the death, disability, retirement or termination of employment would result in benefits being payable under our severance plan. Also, all transfer restrictions will lapse upon a change of control. Those Current Named Executive Officers receiving Stock Salary will have voting and dividend rights with respect to the restricted stock so granted prior to the lapse of the transfer restrictions.

The restrictions as to the time-based portion of the 2010 long-term award will lapse on May 4, 2013, the third anniversary of the grant date, if the Current Named Executive Officer remains employed by us. If a Current Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. If a Current Named Executive Officer retires and has received restricted stock units, then the Current Named Executive Officer will receive a pro-rata portion of any vested restricted stock units, while a Current Named Executive Officer who retires and has received restricted stock will forfeit any unvested restricted stock. However, if the Current Named Executive Officer terminates employment due to death, disability, the Current Named Executive Officer’s position is eliminated or the Current Named Executive Officer is terminated without cause, then the Current Named Executive Officer will receive a pro-rata portion of the restricted shares or restricted stock units that have vested as of the date employment terminates. In the event of a change in control, the provisions of our amended and restated change in control agreements would apply and the restricted stock or restricted stock units would be fully vested, subject to limitations imposed by applicable law at the time. Each restricted stock unit will be settled for one share of our common stock at the time the applicable restrictions lapse, with a portion of these shares withheld to satisfy income and employment tax withholding requirements. Holders of restricted stock units will have no voting or dividend rights prior to settlement of the units for shares of stock. Holders of restricted shares, however, will have voting and dividend rights with respect to those shares from the date of grant except to the extent such restricted shares are forfeited.

The restricted shares reflected in this column become vested and transferable as follows:

	3/31/2011	5/22/2011	5/31/2011	7/31/2011	5/4/2012	5/4/2013	Total
Cathleen H. Nash	-0-	-0-	-0-	-0-	100,550	163,934	264,484
Lisa T. McNeely	-0-	1,111	-0-	-0-	51,082	121,948	174,141
Mark W. Widawski	3,150	-0-	3,150	5,250	30,669	61,476	103,695
Judith L. Klawinski	-0-	2,778	-0-	-0-	20,781	59,426	82,985
Thomas W. Gallagher	-0-	2,778	-0-	-0-	-0-	52,238	55,016
Charles D. Christy	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(2)	These shares represent the number of restricted shares granted as part of the long-term awards made in January 2009 and the restricted shares or restricted stock units of the performance-based portion of the long-term awards made in May 2010. With regard to the 2009 award, the restrictions as to 50% of the shares granted would have lapsed on January 29, 2011 if both of the following performance measures were met: (i) we were profitable in 2010 (based on net income); and (ii) our 2010 PTPP improved over 2009 results. The performance measures were not met for 2010. Therefore, on January 29, 2012, the restrictions on the full 100% of the 2009 award will lapse if: (i) we are profitable in 2011 (based on net income); and (ii) 2011 PTPP improves over 2010 results. If both of the aforementioned performance measures are not met for 2011, then the shares remaining unvested will be canceled. PTPP is explained in more detail under “Executive Compensation — Compensation Discussion and Analysis — Long-Term Equity Based Compensation.” If the Named Executive Officer retires, resigns, or is terminated for cause, then any unvested restricted shares and unearned cash will be forfeited. If the Named Executive Officer’s position is eliminated, then the Named Executive Officer will receive a pro-rata portion of any vested restricted shares (if the performance targets have been met) and the cash portion of the award will be forfeited. However, if the Named Executive Officer terminates employment due to death or disability, or if we terminate the Named Executive Officer’s employment without cause, then the Named Executive Officer will receive a pro-rata portion of any vested restricted shares (if the performance targets have been met) and earned cash. In the event of a change in control, the provisions of our Change in Control Agreements would apply and the incentive awards would be fully vested, subject to limitations imposed by law applicable at the time.

A portion of the May 2010 long-term awards, including the awards made to Ms. McNeely in connection with her promotions in 2010, is subject to certain performance-based conditions and is included in this column. The restrictions as to one-half of the performance-based portion of the award will lapse on May 4, 2011, if the Current Named Executive Officer remains employed by us, but only to the extent we exceed the designated PTPP threshold for 2010, and we do not exceed the designated total provision expense threshold for 2010. Our PTPP of $137.5 million for 2010 exceeded the threshold for PTPP, while our total provision expense for 2010 exceeded the limit. As we did not satisfy the 2010 threshold for total provision expense, the portion of the award relating to that goal for 2010 has been forfeited. The restrictions as to the remaining one-half of the performance-based portion of the award will lapse in a similar manner based on 2011 performance on May 4, 2012 if the individual remains employed by us. The restricted shares or restricted stock units meeting the performance-based conditions may not be transferred, until the later of May 4, 2012 or the date on which the restricted shares or restricted stock units are no longer subject to the limitations placed on us by our participation in the CPP.

With regard to the performance-based portion of the 2010 long-term awards, if the Current Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. However, if the Current Named Executive Officer terminates employment due to death, disability, retirement, or if the Current Named Executive Officer’s position is eliminated or terminated without cause, then the Current Named Executive Officer will receive a pro-rata portion of any unvested restricted shares or restricted stock units if the performance targets have been met. For example, if a Current Named Executive Officer retired on June 30, 2010 and the performance targets were met for 2010, then the executive officer would receive one-half of the restricted shares subject to the 2010 portion of the award, but would not be eligible to receive any of the shares related to the 2011 portion of the award. Each restricted stock unit will be settled for one share of our common stock at the time the applicable restrictions lapse, with a portion of these shares withheld to satisfy income and employment tax withholding requirements. Holders of restricted stock units will have no voting or dividend rights prior to settlement of the units for shares of stock. Holders of restricted shares, however, will have voting and dividend rights with respect to those shares from the date of grant except to the extent such restricted shares are forfeited.

Options Exercised and Stock Vested
     The following table shows all stock awards vested and the value realized upon vesting, by Named Executive Officers during 2010. None of the Named Executive Officers exercised options during 2010.

	Stock Awards(1)
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting(2)
Name	(#)	($)
Cathleen H. Nash	4,173	4,340
Lisa T. McNeely	1,632	1,697
Mark W. Widawski	9,450	6,930
Judith L. Klawinski	4,516	4,697
Thomas W. Gallagher	3,733	3,882
Charles D. Christy	4,173	4,340

(1)	The table does not show the earned and no longer forfeitable restricted shares granted as Stock Salary to Ms. Nash, Ms. McNeely, Ms. Klawinski, and Mr. Widawski because, even though the shares are fully earned upon grant, the transfer restrictions do not lapse on those shares until May 2012. The restricted shares of our common stock received in 2010 as Stock Salary were as follows: Ms. Nash — 100,550, Ms. McNeely — 51,082, Mr. Widawski — 30,669, and Ms. Klawinski - 20,781. The terms of the Stock Salary grants are described in more detail under “Executive Compensation — Outstanding Equity Awards at Year End.”

(2)	The value realized equals the market value of our common stock on the date that the transfer restrictions lapsed as reported on the NASDAQ Capital MarketSM, multiplied by the number of shares for which the transfer restrictions lapsed.

Non-Qualified Deferred Compensation
          We offer executive officers and selected key employees the right to participate in our non-qualified Deferred Compensation Plan. Under the provisions of the plan, the participants may elect to defer up to 50% of their annual base salary and up to 100% of any cash incentive compensation. Subject to approval by the Compensation Committee, we may make matching contributions in an amount not to exceed 30% of the participant’s own contribution with such match being made in our common stock. No executive contributions or matching contributions were made in 2010. The investment options generally available under the Deferred Compensation Plan are the same as those available under the Corporation’s 401(k) plan. The Deferred Compensation Plan was amended in 2010 to allow payments to participants in our common stock. As a general rule, amounts deferred and investment returns are required to be distributed no earlier than upon the participant’s termination of employment and shall be made in a single lump sum payment or, if the participant has made an irrevocable election at the time of enrollment, in equal annual installments over the period specified by the participant, not to exceed ten years. The following table shows certain information for Named Executive Officers under the Corporation’s non-qualified Deferred Compensation Plan.

Aggregate
	Aggregate	Aggregate	Balance at
	Earnings in	Withdrawals/	Last Fiscal
	Last Fiscal Year	Distributions	Year End
Name	($)(1)	($)	($)
Cathleen H. Nash	19,466	-0-	142,738
Lisa T. McNeely	-0-	-0-	-0-
Mark W. Widawski	-0-	-0-	-0-
Judith L. Klawinski	10,510	-0-	132,462
Thomas W. Gallagher	-0-	-0-	-0-
Charles D. Christy	-0-	-0-	-0-

(1)	Executive contributions are reflected as compensation in the appropriate columns of the Summary Compensation Table, but earnings and losses on contributions are not reflected in the Summary Compensation Table because earnings are not above-market or preferential.

Pension Benefits
          The table shows each Named Executive Officer’s number of years of service, present value of accumulated benefit and payments during the year ended December 31, 2010 under each of the plans, which are described in the “Executive Compensation — Compensation Discussion and Analysis - Retirement Benefits” section of this proxy statement.

		Number of
		Years		Payments
		Credited	Present Value of	During Last
		Service	Accumulated	Fiscal Year
Name	Plan Name	(#)	Benefit ($)(1)	($)
Cathleen H. Nash	Citizens Republic	5	9,624	-0-
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Lisa T. McNeely	Citizens Republic	8	37,994	-0-
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Mark W. Widawski	Citizens Republic	6	13,779	-0-
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Judith L. Klawinski	Citizens Republic	32	143,218	-0-
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Thomas W. Gallagher	Citizens Republic	23	315,991	-0-
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

Charles D. Christy	Citizens Republic	7	42,547	-0-
	Bancorp Amended and Restated Cash Balance Pension Plan For Employees

(1)	The Present Value of Accumulated Benefit is the lump sum value as of December 31, 2010 of the annual pension benefit payable for the Named Executive Officer’s life that was earned as of December 31, 2010. These lump sum values are equal to the accumulated cash balance as of December 31, 2010.

Other Potential Post-Employment Payments
          We have entered into certain plans and agreements that require us to provide compensation to Named Executive Officers in the event of a termination of employment. Post-employment payments are provided for under the letter agreement with Ms. Nash, the Stock Compensation Plan, change in control agreements, and retirement plans. These are described below.
          As long as the preferred shares issued to the Treasury under the CPP remain outstanding, there are limits on the ability to pay termination related or “golden parachute” payments. These limits are described in more detail under the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.
Nash Letter Agreement
          On January 22, 2009, we entered into an agreement with Ms. Nash, our president and chief executive officer. The letter agreement provides that Ms. Nash is employed on an at-will basis and will receive the following:
•	An annual base salary of $600,000;

•	Annual incentive awards under the Management Incentive Plan to the extent that such awards are granted to the executive officers and subject to any restrictions on our ability to pay incentive compensation as long as the preferred shares issued to Treasury under the CPP remain outstanding; and

•	A long-term award in 2009 under our Stock Compensation Plan equal to $300,000 in cash and 100,000 shares of restricted stock, with performance-based vesting terms as described under “Executive Compensation - Compensation Discussion and Analysis- Long-Term Equity-Based Compensation.”
          Her annual salary, incentive compensation and long-term compensation will be reviewed annually by the Compensation Committee and approved by the board of directors. Ms. Nash will continue to be eligible for other employee benefits and perquisites to the same extent provided to other executive officers. If her employment is terminated without cause other than in connection with a change in control, she will be entitled to two years of salary continuance, plus outplacement services. If her employment terminates due to death or disability, she will be eligible for the same benefits provided to other executive officers. Ms. Nash has agreed to non-compete and non-solicitation covenants expiring two years after her termination of employment, as well as confidentiality and non-disparagement covenants.
Stock Compensation Plan
          The Stock Plan permits the Compensation Committee to make grants of stock options, stock appreciation rights, restricted stock, restricted stock units and various types of performance-based rights to acquire cash, common shares, other property or a combination thereof to directors and employees of the Corporation. The Stock Plan provides the following terms with respect to termination of employment or services of a participant holding an option or stock appreciation right, unless otherwise provided in the related grant agreement:

•	If termination occurs for any reason prior to vesting, the right to exercise the option or stock appreciation right terminates and all rights cease;

•	If termination occurs for any reason other than cause, death or disability after vesting, then the participant has the right to exercise the option or stock appreciation right to the extent it was exercisable upon termination until the earlier of three months after termination or the expiration of the option or stock appreciation right;

•	If termination is due to the participant’s death or disability, then the participant or his or her estate may exercise the option or stock appreciation right to the extent it was exercisable upon termination until the earlier of the one year anniversary of employment termination or the expiration of the option or stock appreciation right;

•	If termination is for cause, any unexercised portion of an outstanding option or stock appreciation right (whether or not then vested or exercisable), will immediately terminate and be forfeited as of the date of the cause determination.
The Compensation Committee may, in its discretion, accelerate the participant’s right to exercise an option or stock appreciation right or extend the exercise term, subject to any other limitations in the Stock Plan.
          For other awards, the Stock Plan provides that, unless otherwise provided in the related grant agreement, if a participant’s employment or services are terminated for any reason prior to vesting other than death or disability or, in the case of awards that are not Code Section 162(m) awards, retirement, restricted stock, restricted stock units, performance awards and incentive awards are generally forfeited. If termination is due to death or disability or, in the case of awards that are not Code Section 162(m) awards, retirement, restricted stock, restricted stock units, performance awards and incentive awards will vest upon termination unless the grant agreement provides otherwise.
          Awards under the Stock Plan are generally subject to special provisions upon the occurrence of a change in control of the Corporation. Under the Stock Plan, the Compensation Committee may provide in a grant agreement or otherwise that upon a change in control transaction (i) all outstanding options or stock appreciation rights immediately become fully vested and exercisable; (ii) any restriction period on any common shares or restricted stock units immediately lapses and the shares become freely transferable subject to any applicable federal or state securities laws; (iii) all performance goals are deemed to have been satisfied and any restrictions on any performance award or incentive award immediately lapse and the awards become immediately payable (either in full or pro-rata based on the portion of the applicable performance period completed); and (iv) awards may be treated in any other way as determined by the Compensation Committee. The Compensation Committee may also determine that upon a change in control, any outstanding option or stock appreciation right be canceled in exchange for payment in cash, stock or other property for each vested share in an amount equal to the excess of the fair market value of the consideration to be paid in the change in control transaction over the exercise price. The Compensation Committee, in its discretion, may provide in a participant’s agreement with respect to an option, stock appreciation right, restricted stock or restricted stock unit award, performance award or incentive award payable in shares that such awards will not be accelerated in the event of a change in control in which the successor company assumes the award.
          The term “change in control” is defined in the Stock Plan to include: (i) with certain exceptions, the acquisition of beneficial ownership of 20% or more of our outstanding common shares; (ii) a change in a majority of the board not approved by at least a majority of the incumbent directors or resulting at least in part from an actual or threatened election contest; (iii) consummation of specified business combination transactions involving the Corporation unless certain indicia of control are absent following the transaction; and (iv) approval by the shareholders of a complete liquidation or dissolution of the

Corporation. To the extent any payment subject to Code Section 409A is payable on a change in control, an event will not be considered a change in control with respect to such payment unless it satisfies certain other conditions under Code Section 409A.
          Mr. Charles D. Christy resigned from the Corporation effective June 4, 2010. Pursuant to our restricted stock agreements described below Mr. Christy’s unvested restricted shares were immediately forfeited upon his resignation. Any vested stock options held by Mr. Christy were forfeited ninety days after his resignation pursuant to the terms of the stock option agreements.
          Each of the 2008 restricted stock agreements provides that for the 2008 restricted stock grants, if the recipient terminates employment due to death or disability, or if we terminate the recipient’s employment pursuant to our severance pay plan, then the recipient will receive a pro-rata portion of any unvested restricted shares. However, if the recipient retires, resigns, is terminated for cause, or is terminated without cause and not pursuant to our severance pay plan, then any unvested restricted shares will be forfeited.
          Each of the 2009 long-term incentive award agreements provides that if the Current Named Executive Officer retires, resigns, or is terminated for cause, then any unvested restricted shares and unearned cash will be forfeited. If the Current Named Executive Officer’s position is eliminated, then the Current Named Executive Officer will receive a pro-rata portion of any unvested restricted shares (if the performance targets are ultimately met) and the cash portion of the award will be forfeited. However, if the Current Named Executive Officer terminates employment due to death or disability, or if we terminate the Current Named Executive Officer’s employment without cause, then the Current Named Executive Officer will receive a pro-rata portion of any unvested restricted shares (if the performance targets are ultimately met) and unearned cash.
          Each of the 2010 long-term incentive award agreements provides that with regard to the performance-based portion of the award, if the Current Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. However, if the Current Named Executive Officer terminates employment due to death, disability, retirement, or if the Current Named Executive Officer’s position is eliminated or terminated without cause, then the Current Named Executive Officer will receive a pro-rata portion of any unvested restricted shares or restricted stock units if the performance targets are ultimately met. With regard to the time-based portion of the 2010 long-term incentive award, if a Current Named Executive Officer resigns or is terminated for cause, then any unvested restricted stock or restricted stock units will be forfeited. If a Current Named Executive Officer holding restricted stock units retires, then the holder will receive a pro-rata portion of any unvested restricted stock units. A Current Named Executive Officer holding restricted stock who retires will forfeit any unvested restricted stock. If a Current Named Executive Officer’s employment is terminated due to death, disability, elimination of the Current Named Executive Officer’s position or is terminated without cause, then the Current Named Executive Officer will receive a pro-rata portion of the restricted shares or restricted stock units that have not yet vested as of the date employment terminates. In the event of a change in control, the provisions of our amended and restated change in control agreements would apply and the restricted stock or restricted stock units would be fully vested, subject to limitations imposed by applicable law at the time.

Change in Control Agreements
          We have change in control agreements with each of our Current Named Executive Officers. The agreements provide severance benefits if there is a change in control of the Corporation and each Current Named Executive Officer’s employment with us is actually or constructively terminated at any time within three months prior to or on the date of such change in control, or within twenty-four months after a change in control. A “change in control” is defined as:
(i)	the acquisition by any person or group of 20% or more of the outstanding common stock in a transaction which has not been approved by a majority of the board of directors;

(ii)	a liquidation or dissolution of the Corporation;

(iii)	a sale of substantially all of the assets of the Corporation;

(iv)	a merger, consolidation or combination in which our shareholders immediately before such a transaction do not continue to control more than 65% of the voting power of the resulting entity; or

(v)	under certain circumstances, a change in a majority of the members of the board of directors within a two-year period.
          Our Current Named Executive Officers’ employment will have been constructively terminated following a change in control if:
(i)	there is a significant reduction in the scope of the executive’s authority or in the extent of such executive’s powers, functions, duties or responsibilities;

(ii)	there is a reduction in the executive’s rate of compensation;

(iii)	fringe benefits are not provided to the executive on a basis commensurate with other executives; or

(iv)	there are changes in our executive’s responsibilities, which would require moving such executive’s job outside of lower Michigan.
          We amended our change in control agreements in 2010 generally to reduce the value of the benefit payable to the Current Named Executive Officers upon termination following a change in control. Each change in control agreement provides for severance benefits of a lump sum payment equal to two times (three times in the case of Ms. Nash) the executive’s annual base salary immediately prior to the change in control (or if higher, the annual base salary on the date the executive’s employment is terminated) plus two times (three times in the case of Ms. Nash) the average of the annual bonuses paid to the executive in the last three full calendar years of employment under our MIP or such comparable plan in which the executive may have participated rather than the highest annual bonus paid to the executive in the last three calendar years. The severance benefits under the change in control agreements were reduced for Mr. Gallagher and Ms. McNeely from three time to two times.
          In addition, the change in control agreements provide our executives:
•	Continued coverage under the medical, dental and life insurance benefit plans for eighteen months (reduced from three years) after termination, provided the executive does not enter into other employment providing comparable benefits;

•	Transfer of any club memberships;

•	Accelerated vesting of all stock options and restricted stock awards; and

•	Payment of up to $20,000 for outplacement services.

          Also, the changes to these agreements eliminated the provision for a gross-up amount for each calendar year in which the executive receives an “excess parachute payment” as defined in federal income tax regulations.
          In addition to the standard confidentiality requirements, our executives may not, for a period of two years following termination of employment, accept employment, consult for or otherwise assist any other financial institution, which conducts business from a location within fifty (50) miles of any of our locations.
          Due to our participation in the CPP, as long as the preferred shares issued to Treasury under the CPP remain outstanding, and as long as we are subject to the written supervisory agreement, we are generally not permitted to pay amounts to our Current Named Executive Officers and certain other employees for a change in control of the Corporation despite the contractual obligations in our change in control agreements.

Retirement Plans
          In the event of a termination due to retirement, our Current Named Executive Officers will receive benefits under our retirement plan. The retirement plan is described in detail in “Executive Compensation — Compensation Discussion and Analysis — Retirement Benefits” of this proxy statement.
Potential Post-Employment Payments Table
          The table below represents the lump sum maximum amount each Named Executive Officer, other than Mr. Christy who resigned from employment prior to year end, would have been eligible to receive upon a change in control or if their employment was terminated under one of the various scenarios described below as of December 31, 2010. The table also shows the post-employment benefits for which Mr. Christy is eligible following his resignation in June 2010.
          Due to our participation in the CPP, as long as the preferred shares issued to Treasury under the CPP remain outstanding, and for as long as we are subject to the written supervisory agreement, we are not permitted to pay amounts to our Named Executive Officers for departure from the Corporation for any reason other than death or disability, other than payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.

		Involuntary
	Quit/	Termination		Change In
	Termination	Not For	Change In	Control With
Named Executive	For Cause	Cause	Control(1)	Termination	Retirement	Death(2)	Disability(2)
Officer	($)	($)	($)	($)	($)	($)	($)
Cathleen H. Nash	-0-	122,935	552,573	2,245,841	9,624	122,935	122,935
Lisa T. McNeely	-0-	6,232	36,551	642,370	37,994	6,232	6,232
Mark W. Widawski	-0-	39,414	166,109	756,268	13,779	39,414	39,414
Judith L. Klawinski	-0-	36,794	167,338	773,345	143,218	36,794	36,794
Thomas W. Gallagher	-0-	26,235	122,782	698,382	326,883	26,235	26,235
Charles D. Christy(3)	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	The amounts shown in this column reflect the value of restricted shares with respect to which transferability restrictions would have lapsed if a change in control had occurred on December 31, 2010.

(2)	The amounts in this column reflect the pro-rata value of the restricted shares with respect to which transferability restrictions would have lapsed had the Named Executive Officers terminated employment because of death or disability on December 31, 2010.

(3)	The amounts shown for Mr. Christy do not reflect his accumulated benefit of $42,547 under the Qualified Plan. Mr. Christy will be eligible to receive payments pursuant to the terms of the Qualified Plan in 2013. He did not and will not receive any payments in connection with his termination.

Compensation Committee Interlocks And Certain Transactions And Relationships
          There were no interlock relationships involving members of the Compensation Committee in 2010, nor were there any transactions involving us in which any member of the Compensation Committee or any member of their immediate family had a direct or indirect material interest. The members of the Compensation Committee are Benjamin W. Laird, Lizabeth A. Ardisana, Robert S. Cubbin, Dennis J. Ibold, and Stephen J. Lazaroff.
          During 2010, our banking subsidiaries had, and expect to have in the future, banking transactions, in the ordinary course of business, with directors, officers and their associates. These transactions were made on substantially the same terms, including interest rate charges and collateral requirements, as comparable transactions are made with unrelated parties prevailing at the time of such transactions and did not involve more than the normal risk of collectability or present other unfavorable features. All credit transactions involving directors and executive officers are reviewed and, when required, approved by the board of directors. None of these loans is currently disclosed as non-accrual, past due, restructured or as a potential problem in our Annual Report on Form 10-K for the year ended December 31, 2010.
          We maintain a written policy requiring the pre-approval by the board of directors of all lending transactions between us and executive officers and directors in compliance with Federal Reserve Regulation O. Although we do not have a written policy with regard to the approval of other transactions between us and our executive officers and directors, any such transactions constituting a perceived conflict of interest under our code of ethics or applicable law, or that would require disclosure in our annual meeting proxy statement, are generally discouraged. To the extent any such transaction were proposed, those individuals would report any such transaction to the chief executive officer, the general counsel or the chairman of the board and if a decision were made to proceed, the transaction would be submitted for approval to the board and to a committee of independent directors in accordance with our code of ethics, applicable law and applicable NASDAQ Marketplace Rules.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Under the securities laws of the United States, our directors, executive officers and any persons holding more than 10% of the common stock, whom we refer to collectively as our reporting persons, are required to report their ownership of the common stock and any changes in that ownership to the Commission. Specific due dates for these reports have been established and pursuant to applicable rules, we are required to report in our proxy statement any failure to file by these due dates. Based on certifications received from our reporting persons and on copies of the reports that they have filed with the Commission, all required reports of reporting persons have been timely filed with the Commission since the beginning of 2010.

PROPOSAL 2 — ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
          In December 2008, we sold $300 million of our preferred shares and warrants to purchase our common stock to the Treasury, as part of the CPP. Under Section 111 of EESA, as a participant in the CPP we are required to include in this proxy statement a non-binding shareholder advisory vote on the compensation of our Named Executive Officers. We are submitting the compensation arrangements with our Named Executive Officers for non-binding shareholder approval, and will continue to do so annually, as long as the preferred shares issued to Treasury under the CPP remain outstanding. Our compensation policies are based on a pay-for-performance philosophy and we believe they are strongly aligned with the long-term interests of our shareholders. The disclosure of compensation information provided in the “Executive Compensation” section of this proxy statement provides our shareholders with the information they need to make an informed decision with regard to our executive compensation practices.
          Therefore, the board of directors is providing our shareholders with the right to cast an advisory vote on the compensation of our Named Executive Officers at our 2011 annual meeting of shareholders. This proposal, commonly known as a “say-on-pay” proposal, gives you, as a shareholder, the opportunity to vote on the compensation of our Named Executive Officers through the following resolution.
          “RESOLVED, that the shareholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation discussion and analysis, the compensation tables, and any related material).”
          The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this resolution is required for approval. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote. Your vote on this matter is advisory and will therefore not be binding upon the board of directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements to the extent the Compensation Committee can determine the cause or causes of a negative vote.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS RESOLUTION.

PROPOSAL 3 — REVERSE STOCK SPLIT
           PROPOSAL TO APPROVE A PROPOSED AMENDMENT TO OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION TO IMPLEMENT, AT ANY TIME PRIOR TO DECEMBER 31, 2011, A REVERSE STOCK SPLIT AT A WHOLE NUMBER RATIO RANGING FROM 1-FOR-2 TO 1-FOR-10, AND TO DECREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK ON A BASIS PROPORTIONAL TO THE REVERSE SPLIT RATIO, IN EACH CASE AS DETERMINED BY THE BOARD OF DIRECTORS, AND TO EMPOWER THE BOARD OF DIRECTORS TO ABANDON THE REVERSE STOCK SPLIT AND AMENDMENT IF THE BOARD OF DIRECTORS DETERMINES THAT DOING SO WOULD BE IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS.
          Our common stock is traded on the NASDAQ’s Capital Market. In order for the stock to continue to qualify for trading there, various continued listing standards must be satisfied, including a requirement that the closing bid price of the common stock remain higher than $1.00 per share. Although we satisfy the other requirements for continued listing on the NASDAQ Capital Market, our common stock’s closing bid price does not satisfy the NASDAQ listing requirements and we have received notice from the NASDAQ that unless we are able to satisfy this listing requirement by July 18, 2011, we will receive a notice of delisting. We intend for the common stock to remain listed on the NASDAQ Capital Market and believe the most expedient means of increasing the trading value per share of the common stock is to implement a reverse stock split. Consequently, our board of directors has resolved to submit to the shareholders for their approval this proposal to approve an amendment to the amended and restated articles of incorporation to implement a reverse stock split at a whole number ratio ranging from 1-for-2 to 1-for-10, at any time prior to December 31, 2011, in each case as determined by the board of directors. As part of the proposed amendment, the number of authorized shares of common stock would be reduced in the same proportion as that chosen for the reverse stock split. The proposal also empowers our board of directors to abandon the reverse stock split and amendment if the board determines that doing so would be in the best interests of the Corporation and its shareholders. If the proposed amendment is approved by the shareholders and the board determines to proceed with the reverse stock split, the ratio will be selected by the board prior to the filing of the proposed amendment with the State of Michigan.
          Our board of directors is requesting that shareholders approve an exchange ratio range, as opposed to a specified exchange ratio, and discretion as to the timing of the reverse stock split and whether to effect it at all in order to give the board maximum discretion and flexibility to make a determination following the annual meeting. No further action on the part of the shareholders will be required to effect or abandon the reverse stock split. If the reverse stock split is abandoned, the related amendment and reduction in the number of authorized shares would also be abandoned.
          In selecting the reverse stock split ratio, our board of directors will be guided primarily by satisfying the NASDAQ minimum bid price requirement and intends to select a split ratio that, in its judgment, would allow the common stock to meet the requirement. It is not expected that the board will select a split ratio significantly greater than necessary, but it may take into account the historical trading price, volatility and volume of the common stock, administrative convenience, simplicity and prevailing general market and economic conditions in selecting a ratio that would result in a trading range above $1.00 per share. The board will not select a split ratio that is not a whole number, such as 1 for 4.5. Any views that may be expressed by the NASDAQ would also be taken into account.

          Pursuant to the laws of the State of Michigan, any amendment to our amended and restated articles of incorporation generally must be proposed by the board of directors and approved by the shareholders. The board of directors has approved a form of proposed amendment to our amended and restated articles of incorporation to effect the reverse stock split and the related proportionate decrease in the number of authorized common shares, which is attached to this proxy statement as Annex A, and is submitting the proposed amendment to shareholders for approval. Approval by shareholders of the proposed amendment will also constitute a grant of discretionary authority to determine the exact ratio of the reverse stock split, the timing of the reverse stock split and whether to abandon the reverse stock split and related amendment and reduction in authorized shares in the event the board determines that doing so would be in the best interests of the Corporation and its shareholders.
Reasons for the Reverse Stock Split
          The primary reason for authorizing the reverse stock split is to allow us to take action to maintain our NASDAQ listing. The shares of our common stock have traded at low prices for some time. As of July 19, 2010, we received a notice from NASDAQ stating that, the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ Capital Market and that we would be provided 180 calendar days, or until January 18, 2011, to regain compliance. On January 19, 2011, we received an additional notice from NASDAQ stating that the closing bid price continued to be less than the minimum for continued listing but, in accordance with applicable rules, we would be afforded one additional 180 day period, or until July 18, 2011, to regain compliance in light of our representation to NASDAQ that we would take action before the end of the 180 day period to regain compliance. In order to regain compliance with the listing requirement, the bid price of our common stock must close at $1.00 per share or more for a minimum of 10 consecutive trading days on or before July 18, 2011. As of March 21, 2011, the closing bid price of the common stock was $0.88. If we are not in compliance with the listing requirement by July 18, 2011, the NASDAQ will issue a notification of delisting to the Corporation. We may appeal the determination to delist at that time, pay a fee and submit a plan of compliance to the NASDAQ, which would temporarily stay any delisting action. Any such appeal may not be successful, however, and our common stock could be delisted from trading on the NASDAQ Capital Market.
          Our board of directors believes that, if implemented, the reverse stock split will have the effect of increasing the trading price of the common stock and causing the common stock to comply with the minimum bid price listing requirement, thus avoiding delisting proceedings by the NASDAQ. However, there can be no assurance that the reverse stock split will increase the trading price of our common stock, that if the price increases it will remain above the $1.00 per share minimum bid price required for continued listing or that the common stock will otherwise remain listed for trading on the NASDAQ Capital Market.
          Our board believes it is important to maintain our listing on the NASDAQ. If the common stock were delisted from the NASDAQ Capital Market, our common stock may still qualify to trade in the over the counter market. However, shareholders may find it more difficult to obtain accurate quotations as to the price of our common stock, the liquidity of our common stock would likely be reduced, making it difficult for shareholders to buy or sell the common stock at competitive market prices or at all, and support from institutional investors and or market makers that currently buy and sell our common stock would likely decline, possibly resulting in a further decrease in the trading price of our common stock.
          Our board also believes that the failure to maintain the NASDAQ listing could impede any future efforts by the Corporation to raise capital. We may need to raise additional capital in the future and may elect to do so through the issuance of common stock. If our common stock were delisted from NASDAQ, fewer investors may be willing or able to purchase our common stock or we may be forced to issue shares at a more significant discount to market price than if our common stock were listed. We do not have any specific current intentions, plans, arrangements, commitments or understandings to issue any shares of our common stock except in connection with our existing stock option and award plans.
          In addition, any delisting may cause our common stock to be subject to “penny stock” regulations promulgated by the Securities and Exchange Commission. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of shares of common stock.
          The reverse stock split may help increase broker interest in our common stock as their policies can discourage them from recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the stock price were substantially higher.
          Our board of directors is not requesting approval of the reverse stock split in connection with a “going-private transaction” within the meaning of Rule 13e-3 of the Exchange Act. There is no plan or contemplated plan by the Corporation to take itself private and cease to be a reporting company under the Exchange Act.
Possible Disadvantages of the Reverse Stock Split
          Possible disadvantages of the reverse stock split include the following factors.
          The reverse stock split may not increase the price of our common stock. Although the board of directors expects that the reverse stock split will result in a nearly proportional increase in the price of our common stock, the effect of the reverse stock split cannot be predicted with certainty. Other factors, such as our financial results, market conditions and the market perception of our business and prospects may adversely affect the stock price. Also, a reverse stock split often sends a negative signal to the market regarding our prospects that may cause the stock price not to increase proportionately or at all. As a result, there can be no assurance that the stock price will increase following the reverse stock split or that the stock price will not decrease in the future, and the Corporation’s total market capitalization following the reverse stock split may in fact be lower than before the reverse stock split.
          The reverse stock split may decrease the trading market for our common stock. Because the reverse stock split will reduce the number of shares of common stock available in the public market, the trading market for our common stock may become less liquid even if it remains listed on the NASDAQ, particularly if the stock price does not increase as a result of the reverse stock split.
          The reverse stock split may leave certain shareholders with “odd lots.” The reverse stock split may result in some shareholders owning “odd lots” of fewer than 100 shares of the common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effects of the Reverse Stock Split
          General. If the reverse stock split is approved and implemented, the principal effects will be to decrease the number of outstanding shares of our common stock based on the reverse stock split ratio selected by our board of directors and to proportionately decrease the number of authorized shares of the common stock. The reverse stock split will not affect the registration of the common stock under the Exchange Act, meaning the Corporation will remain a registrant subject to its reporting requirements. Proportionate voting rights and other rights of the holders of the common stock will not be affected by the reverse stock split and all shares will remain fully paid and nonassessable. Except for holders of 10 or fewer shares before the reverse stock split who are cashed out as a result of holding fractional shares and the adjustments that result from the treatment of fractional shares discussed below, the number of shareholders of record will not be affected by the reverse stock split and each shareholder will hold the same percentage of common stock immediately following the reverse stock split as such shareholder held immediately prior to the reverse stock split.
          Implementation of Reverse Stock Split. The reverse stock split would become effective at 5:00 p.m. on the day a certificate of amendment to our amended and restated articles of incorporation is filed with the State of Michigan. It is expected that this filing would take place promptly following a determination by our board of directors to effect the reverse stock split, assuming the shareholders have approved the proposed amendment. However, the exact timing of the filing of the amendment will be determined by the board of directors based on its evaluation as to when and if such action is in the best interests of the Corporation and its shareholders. If the board fails to implement the reverse stock split by December 31, 2011, further shareholder approval would be required prior to implementing any reverse stock split.
          The board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the certificate of amendment, our board, in its sole discretion, determines that it is in the best interests of the Corporation and its shareholders to abandon the reverse stock split and related amendment. Factors that may lead the board to abandon the reverse stock split include, among other things, an increase in the price at which our common shares trade that results in compliance with the NASDAQ minimum bid price requirement, changes in the profile of the Corporation and its common stock that would result in its inability to remain listed on the NASDAQ Capital Market despite the implementation of the reverse stock split or because of its implementation, changes in the current economic environment that would make implementation of the reverse stock split ineffectual, and comments from our shareholders indicating their belief that implementation of the reverse stock split would not be in the best interests of the Corporation and its shareholders. If a determination to abandon the reverse stock split is made by the board, our shareholders would be notified through the filing of a Current Report with the SEC on Form 8-K.
          If our board determines to proceed with the reverse stock split, then upon the effectiveness of the reverse stock split, each certificate representing shares of common stock immediately before such effectiveness, which we refer to as “Old Shares,” will be deemed for all corporate purposes to evidence ownership of a reduced number of post-reverse stock split shares, which we refer to as “New Shares.” As soon as practicable after the effective date, shareholders will be notified that the reverse stock split has been effected. We will retain an exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No New Shares will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for New Shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.
          Effect on Outstanding Securities and Stock Plans. As of March 21, 2011, there were 397,149,004 shares of common stock issued and outstanding, 17,188,669 shares of common stock available for future awards under the Stock Plan, 5,095,667 shares of common stock subject to outstanding option and restricted stock unit awards under various plans and warrants issued to Treasury under the CPP to purchase 17,578,125 shares of our common stock. The number of shares outstanding, the number of shares reserved and available for issuance under the Stock Plan and the number and exercise price of shares subject to outstanding options and restricted stock units and warrants will be proportionately adjusted based on the reverse split ratio selected by the board of directors if the reverse stock split is effected. For individual holders, the number of shares subject to an outstanding award would be reduced by the reverse stock split ratio chosen by the board and, in the case of outstanding stock options and warrants, the exercise price per share would be increased by the same ratio, such that upon an exercise, the aggregate exercise price payable by the holder to the Corporation would remain the same. The number of shares issuable upon exercise of stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. The table below summarizes, for illustrative purposes only, the effect of these adjustments.

	Prior to Reverse Stock
	Split		Assuming Certain Exchange Ratios
			1-for-2		1-for-3		1-for-4		1-for-10
	#	Avg. Price	#	Avg. Price	#	Avg. Price	#	Avg. Price	#	Avg. Price
Common Stock Outstanding	397,149,004	NA	198,574,502	NA	132,383,001	NA	99,287,251	NA	39,714,900	NA
Stock Plan Available	17,188,669	NA	8,594,334	NA	5,729,556	NA	4,297,167	NA	1,718,867	NA
Options Outstanding	2,015,475	$27.58	1,007,738	$55.16	671,825	$82.74	503,869	$110.32	201,548	$275.80
Restricted Stock Units Outstanding	790,091	NA	395,046	NA	263,364	NA	197,523	NA	79,009	NA
Warrants Outstanding	17,578,125	$2.56	8,789,063	$5.12	5,859,375	$7.68	4,394,531	$10.24	1,757,813	$25.60
          Effect on Authorized but Unissued Shares of Common Stock. Currently, we are authorized to issue up to a total of 1,050,000,000 shares of common stock and 5,000,000 shares of preferred stock. Concurrently with the reverse stock split, the proposed amendment would decrease the authorized shares of common stock by the same ratio as the reverse stock split (rounded to the nearest whole number). For example, assuming for illustrative purposes only a 1-for-2 reverse stock split, the number of authorized shares of common stock would be decreased to 525,000,000. The number of authorized shares of preferred stock will not change.
          Fractional Shares. The Corporation does not intend to issue fractional shares in connection with the reverse stock split. Shareholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio selected by the board will receive cash (without interest) in lieu of such fractional shares in an amount equal to the product obtained by multiplying (a) the closing price per share of the common stock as reported on the NASDAQ Capital Market as of the effective date of the reverse stock split, by (b) the fraction of one share owned by the shareholder. Shareholders who own their shares in certificate form will receive such cash payment in lieu of fractional shares following the surrender of their pre-split certificates for post-split shares. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. As a result of this treatment, shareholders who own less than 10 shares may cease to be shareholders following the reverse stock split effective date. Such treatment of fractional shares would be subject to approval by our regulatory agencies in accordance with our written supervisory agreement and by Treasury. If such treatment were not approved, the board of directors intends to round fractional shares up to the nearest whole share for record owners. The proposed amendment to our articles of incorporation reflects this alternative treatment.
          Shareholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the reverse stock split becomes effective may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Corporation or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, shareholders otherwise entitled to receive such funds, but who do not receive them, will have to seek to obtain such funds directly from the state to which they were paid.
          Effect on Holders of Registered Certificated Shares. Some registered shareholders hold their shares in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective date of the reverse stock split. The transmittal letter will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system. This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares.” No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. DO NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND CERTIFICATES ONLY AFTER YOU RECEIVE A LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.
          No Appraisal Rights. Under applicable Michigan law, shareholders are not entitled to dissenter’s rights with respect to the reverse stock split, and we will not independently provide shareholders with any such right.
          Accounting Matters. The reverse stock split will not affect the par value of the common stock per share, which will continue to have no par value per share. As a result, the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse stock split. If the reverse stock split is implemented, reported per share net income or loss would be proportionately higher because there will be fewer shares of common stock outstanding and all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings.
          Certain Federal Income Tax Consequences of the Reverse Stock Split. The following is a general summary of the material U.S. federal income tax consequences of the reverse stock split that may be relevant to shareholders. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to shareholders in light of their particular circumstances or to shareholders that may be subject to special tax rules, including, without limitation: (i) shareholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign shareholders or U.S. shareholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the common stock in connection with employment or other performance of services; (xi) dealers and other shareholders that do not own their shares of common stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction or U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. The Corporation has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service, or “IRS,” regarding the U.S. federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH SHAREHOLDER SHOULD CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH SHAREHOLDER.
          The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a shareholder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of the common stock, as discussed below. A shareholder’s aggregate tax basis in the shares of the common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the common stock), and such shareholder’s holding period (i.e., acquired date) in the shares of the common stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the reverse stock split. Shareholders who acquired their shares of common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
          A shareholder who receives cash in lieu of a fractional share of the common stock pursuant to the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the shares of the common stock surrendered that is allocated to such fractional share of the common stock. Such capital gain or loss should be long term capital gain or loss if the holder’s holding period for the common stock surrendered exceeded one year at the effective time of the reverse stock split.
          Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of the common stock pursuant to the reverse stock split. In addition, shareholders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the shareholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

PROPOSAL 4 — APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
General
          In 2010, Ernst & Young LLP, or E&Y, performed audit and audit related services for us, which included examination of our consolidated financial statements, and consultation with us and our subsidiaries on accounting and reporting matters. The audit committee has appointed E&Y as independent auditors for 2011, subject to ratification by the shareholders. Although neither our organizational documents nor Michigan law require the shareholders to ratify the appointment of our independent auditors, the board has determined to seek shareholder ratification of the appointment of our independent auditors as part of its corporate governance practices. Accordingly, a resolution will be presented at the meeting to ratify their appointment. The affirmative vote of the holders of a majority of the shares of our common stock voting in person or by proxy on this proposal is required for approval. Abstentions and broker non-votes, if any, will be disregarded for purposes of determining the number of votes on this proposal. If the shareholders do not ratify the appointment of E&Y, then the audit committee will reconsider the selection of the independent registered public accounting firm and may select a different firm. However, even if the appointment of E&Y is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in our shareholders’ best interests.
          Representatives of E&Y will attend the annual meeting, will have an opportunity to make a statement and will be available to answer any questions by shareholders.
Fees
          Audit Fees. E&Y billed us a total of $1,103,844 and $1,311,391 during 2010 and 2009, respectively, for professional services in connection with the audit of our annual financial statements and the review of the quarterly financial statements during each such year. The amounts shown for 2010 and 2009 include fees relating to the audit of our internal controls over financial reporting.
          Audit Related Fees. In 2010 and 2009, E&Y billed us a total of $60,000 each year for assurance and related services that were related to the performance of the audit and review of the financial statements, including audits of our benefit plans.
          Tax Fees. E&Y did not bill us for tax compliance, tax advice and tax planning services in 2010 and 2009.
          All Other Fees. In 2010 and 2009, E&Y billed us a total of $1,995 each year for other services rendered during 2010 and 2009. These fees related primarily to E&Y’s online accounting research tool.
          Our audit committee charter provides that the audit committee of the board of directors shall approve in advance all audit services and permissible non-audit services provided by our independent auditors. The audit committee preapproved all of the services performed by E&Y in 2010.
          The audit committee does not consider the provision of the services described above by E&Y to be incompatible with the maintenance of E&Y’s independence.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT AUDITORS.

OTHER MATTERS
          The board of directors is not aware of any other matters that may come before the meeting. However, should any such matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

CITIZENS REPUBLIC BANCORP, INC.
By:	/s/ Thomas W. Gallagher
Thomas W. Gallagher
Executive Vice President, General Counsel and Secretary

Flint, Michigan
April 4, 2011

ANNEX A
Form of
CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
For use by Domestic Profit and Nonprofit Corporations
          Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), the undersigned corporation executes the following Certificate:
          1. The present name of the corporation is: Citizens Republic Bancorp, Inc.
          2. The identification number assigned by the Bureau is: 031-208
          3. Effective at 5:00 p.m. on the date of filing of this Certificate of Amendment with the State of Michigan (the “Effective Time”), Article III of the Articles of Incorporation is hereby amended so that the initial section (excluding the certificates of designations) reads as follows:
          “The total authorized capital stock is:
               Common shares [                ] No Par Value [the current number of authorized common shares will be reduced by the reverse stock split ratio determined by the Board of Directors and included in place of the brackets]
               Preferred shares 5,000,000 No Par Value”
          4. The following language is hereby added to the end of Article III of the Articles of Incorporation (before the certificates of designations):
          Effective at the Effective Time, every [two] [three] [four] [five] [six] [seven] [eight] [nine] [ten] outstanding shares of Common Stock will be combined into and automatically become one fully paid and nonassessable share of outstanding Common Stock of the Corporation (the “Reverse Stock Split”).
          No fractional shares shall be issued in connection with the Reverse Stock Split. All shares that are held by a shareholder as of the effectiveness hereof shall be aggregated and each fractional share resulting from the Reverse Stock Split after giving effect to such aggregation shall be cancelled. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) in lieu of such fractional share interests upon the submission of a transmission letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the product obtained by multiplying (a) the closing price per share of the Common Stock as reported on the NASDAQ Capital Market as of the date of the Effective Time, by (b) the fraction of one share owned by the shareholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined pursuant to the Reverse Stock Split, subject to the elimination of fractional share interests as described above. [If the foregoing treatment of fractional shares is not approved by applicable regulatory agencies and by the U.S. Treasury to the extent required under existing contractual obligations, the foregoing discussion would be modified as follows: No fractional shares shall be issued in connection with the Reverse Stock Split. Shareholders of record who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificate”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old

Certificate shall have been combined pursuant to the Reverse Stock Split, including any additional share resulting from the foregoing treatment of fractional shares.]
          5. The foregoing amendment to the Articles of Incorporation proposed by the board was duly adopted on the _____ day of _______________, 2011, by the shareholders at the annual meeting of shareholders, where the necessary votes were cast in favor of the amendment.
          Signed this ____ day of _______________, 2011

By:
Thomas W. Gallagher
Executive Vice President, General Counsel and Secretary

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on <mtgdate>. Meeting Information Meeting Type: <mtgtype> For holders as of: <recdate> Date: Time: <mtgtime> Location: 0000090087_1 R1.0.0.11699 CITIZENS REPUBLIC BANCORP, INC. CITIZENS REPUBLIC BANCORP, INC. 328 S. SAGINAW STREET, MC-0-1055 FLINT, MI 48502-2401 ATTN: KRISTINE BRENNER Annual Meeting March 21, 2011 May 18, 2011 May 18, 2011 10:00 AM EDT Riverfront Banquet Center 1 Riverfront Center West Flint, Michigan, 48502 For Directions Call Kristine Brenner at (810) 257-2506 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. ? XXXX XXXX XXXX ? XXXX XXXX XXXX 0000090087_2 R1.0.0.11699 1. Form 10-K 2. Shareholder Letter 3. Notice & Proxy Statement Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 13, 2011 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items
0000090087_3 R1.0.0.11699 The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Lizabeth A. Ardisana 02 George J. Butvilas 03 Robert S. Cubbin 04 Richard J. Dolinski 05 Gary J, Hurand 06 Benjamin W. Laird 07 Stephen J. Lazaroff 08 Cathleen H. Nash 09 Kendall B. Williams 10 James L. Wolohan The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2 To approve a nonbinding proposal to approve the compensation of certain of our executive officers. 3 To approve an amendment to the articles of incorporation to implement, at anytime prior to December 31, 2011, a reverse stock split at a ratio ranging from 1-for-2 to 1-for-10 and a decrease in the number of authorized shares of our common stock on a proportional basis, in each case as determined by the board of directors, and empowering the board of directors to abandon the reverse stock split and amendment if the board of directors determines that doing so would be in the best interests of the Corporation and our shareholders. 4 To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof

0000090087_4 R1.0.0.11699

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000090088_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Lizabeth A. Ardisana 02 George J. Butvilas 03 Robert S. Cubbin 04 Richard J. Dolinski 05 Gary J, Hurand 06 Benjamin W. Laird 07 Stephen J. Lazaroff 08 Cathleen H. Nash 09 Kendall B. Williams 10 James L. Wolohan CITIZENS REPUBLIC BANCORP, INC. 328 S. SAGINAW STREET, MC-0-1055 FLINT, MI 48502-2401
ATTN: KRISTINE BRENNER
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 To approve a nonbinding proposal to approve the compensation of certain of our executive officers. 3 To approve an amendment to the articles of incorporation to implement, at anytime prior to December 31, 2011, a reverse stock split at a ratio ranging from 1-for-2 to 1-for-10 and a decrease in the number of authorized shares of our common stock on a proportional basis, in each case as determined by the board of directors, and empowering the board of directors to abandon the reverse stock split and amendment if the board of directors determines that doing so would be in the best interests of the Corporation and our shareholders. 4 To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting 0000090088_2 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Shareholder Letter, Notice & Proxy Statement is/are available at www.proxyvote.com . CITIZENS REPUBLIC BANCORP, INC.
Annual Meeting of Shareholders
May 18, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Lizabeth A. Ardisana and Stephen J. Lazaroff, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common stock of CITIZENS REPUBLIC BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholder(s) to be held at 10:00 AM, EDT on May 18, 2011, at the Riverfront Banquet Center, 1 Riverfront Center West, Flint, Michigan, and any adjournment or postponement thereof, and in their discretion upon such matters as may properly come before the meeting including the election of any person to the board of directors where a nominee named in the proxy statement dated April 4, 2011, is unable to serve or, for good cause will not serve. The undersigned acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and proxy statement dated April 4, 2011 and the 2010 Annual Report on Form 10-K, ratifies all that the proxies or either of them or their substitutes may lawfully do or caused to be done by virtue hereof and revokes all former proxies. This proxy, when properly executed and dated, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in, for the election of the nominees and for each proposal listed on the reverse side of this proxy. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments:
Continued and to be signed on reverse side